CDC CONTRACT NO. 200-2018-96379

SUBCONTRACT NO. 8300. PRECISION OPINION. 01

SUBCONTRACT AGREEMENT

Subcontract Number:	8300. Precision Opinion. 01

Issued to:	James T. Medick, President
Precision Opinion
101 Convention Center Drive
Plaza 124
Las Vegas, NV 89109
Telephone: 800-780-2790
702-483-4000
Fax: 702-483-4100
Email: jmedick@precisionopinion.com

Issued by:	Michael W. Boyer
Counsel & Contracts Manager
National Opinion Research Center (NORC)
55 East Monroe Street, Room 2009
Chicago, IL 60603
Phone: 312-357-3787
Fax: 312-759-4004
Email: boyer-michael@norc.org

Initial Subcontract Ceiling	$2,477,000.00

Prime Contract:

Number:	Prime Contract No. 200-2018-96379

Project Title:	National Immunization Survey

Client:	Centers for Disease Control and Prevention

Key Subcontract Dates:

Effective Date:	January 1, 2018

Expiration Date:	February 28, 2019

The Exhibits set forth below and attached to this Subcontract Agreement are incorporated herein:

EXHIBIT A.	Statement of Work
EXHIBIT B.	Government Provisions
EXHIBIT C.	Government CCR Representations and Certifications

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 2

1. SUBCONTRACT AGREEMENT

This agreement is between the National Opinion Research Center, a not-for-profit Colorado Corporation (hereinafter referred to as “NORC”) and Precision Opinion, LLC, a Nevada corporation (hereinafter referred to as “Subcontractor”).

1.01 Subcontract Requirements

(A) NORC hereby agrees to receive the services and deliverables (“Work”) as specifically set forth in Exhibit A (“Statement of Work”), and Subcontractor hereby agrees to the timely delivery of said Work and in exchange NORC hereby agrees to remit monies according to the Payment Schedule, as provided under Section 2, upon the conditions provided in this agreement (“Subcontract Agreement”). In the event that a Government Contract number is specified in section 1.01.B., supra, this Subcontract Agreement is expressly subject to and modified by the provisions set forth under Exhibit B (“Government Provisions”). It is expressly understood by Subcontractor that without a fully executed Subcontract Agreement, NORC shall not be responsible for any items allegedly purchased by and/or furnished to any NORC employee. At the sole discretion of NORC, any additional terms and conditions within Subcontractor invoices, statements, or other Subcontractor documents shall have no effect. It is understood that Work is undertaken hereunder by Subcontractor as an independent contractor and not as an employee or affiliate of NORC. Nothing contained in the Subcontract shall be construed to create a joint venture or partnership between the parties. NORC and Subcontractor identify below certain personnel necessary to this Subcontract Agreement, including:

(1) Key Subcontractor Personnel. The following named key subcontractor personnel (“Key Personnel”) may not be replaced without providing NORC thirty (30) days written notice prior to the change and a resume of the suggested replacement. Only personnel having equal or greater qualifications will be considered as suitable replacements.

James T. Medick, 702-483-4000

Bruce Baum, 702-483-4000

(2) Subcontract Representatives. NORC and Subcontractor shall each designate a Subcontract Representative, named below. In no event will any understanding, agreement, modification, change order, or other matter deviating from the terms of this Subcontract including the Statement of Work, be effective or binding upon NORC or Subcontractor unless formalized by proper contractual documents executed by an individual authorized to bind the respective company.

NORC:	Michele Nachbar
Executive Vice President, Business Ventures and Innovation
55 E. Monroe Street, Suite 3000
Chicago, IL 60603
312-759-4016 Office
312-759-4005 Fax
773-814-8142 Cell
nachbar-missy@norc.org

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 3

Subcontractor:	James T. Medick, President
Precision Opinion
101 Convention Center Drive Plaza 124
Las Vegas, NV 89109
Telephone: 800-780-2790
702-483-4000
Fax: 702-483-4100
Email: jmedick@precisionopinion.com

(3) Technical Representatives. NORC and Subcontractor shall each designate a Technical Representative, named below. NORC’s Technical Representative is responsible for administering the technical performance of work under this Subcontract, in communication with the Subcontractor Technical Representative.

NORC:	Jenny Kelly
Vice President
55 East Monroe Street, Room 1912
Chicago, II 60603
312.759.5214 Office
312.759.4004 Fax
kelly-jenny@norc.org

Subcontractor:	James T. Medick, President
Precision Opinion
101 Convention Center Drive
Plaza 124
Las Vegas, NV 89109
Telephone:800-780-2790
702-483-4000
Fax:702-483-4100
Email: jmedick@precisionopinion.com

(B)	Prime Contract.

(1) Subcontractor acknowledges and agrees that NORC is a party to a certain contract (“Prime Contract”) with its client (“Client”), identified as follows:

CDC Contract No. 200-2018-96379 for the project (“Project”) referenced therein. Appended as Exhibit B, Government Provisions, and incorporated into this Subcontract Agreement by reference, are applicable provisions of the Prime Contract, which shall have the same force and effect as if fully set forth herein, with the following modifications:

a) The term “Secretary” means “the NORC President” or his authorized representative.

b) The term “Contract” means “Subcontract.”

c) The term “Contracting Officer” means “NORC Contracting Officer.”

d) The term “Contractor” means “Subcontractor.”

e) The term “Government” means “NORC.”

f) The term “Schedule” means “Article [ through 17.11 of this Subcontract.

g) The term “Subcontract” means “lower-tier Subcontract.

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Subcontractor agrees to perform the Work under this Subcontract utilizing the Key Personnel in conformance with the applicable terms and conditions of the Prime Contract to the same extent as NORC is obligated there under. The parties hereto will take such actions as may be necessary or appropriate to facilitate NORC’s performance of the Prime Contract as it relates to this Subcontract. Notwithstanding any other provision hereof, any decision of the Client, including any Government Technical Representative or Contracting Officer of the Client under the Prime Contract, shall bind Subcontractor to the extent that it relates to this Subcontract upon being communicated to Subcontractor in writing by NORC.

1.02 Term: Extension

The term of this Subcontract Agreement (“Term”) shall commence on January 1, 2018 and expire on February 28, 2019, unless sooner terminated as otherwise provided in this Subcontract Agreement. At the option of NORC, the Term shall be extended for such additional time as may be determined necessary by NORC for purposes of fulfilling the requirements of the Prime Contract.

1.03 Supplemental Subcontract Requirements and Payment Schedules

During the Term, the parties hereto may from time to time agree to provision of additional Subcontract Requirements and, in such event the parties shall enter into supplemental written Subcontract Requirements and Payment Schedules, which shall without further action incorporate the terms and conditions of this Subcontract Agreement.

2. PAYMENT

2.01 Time & Materials Contract

(A) This agreement is awarded on a time and material basis and will be incrementally funded as NORC receives task orders under the NIS contract that requires the services of Subcontractor. The initial subcontract funding of this contract shall be $2,477,000, to support NORC’s scope of work for the first three Task Orders, Task Order #1 (NIS-Core, Quarters 1 and 2, 2018), Task Order #2 (NIS-Teen, Quarters 1-4, 2018), and Task Order #3 (NIS-CIM, Quarters 1 and 2, 2018) issued by the Government to NORC under the prime contract. At NORC’s discretion, incremental funding shall be provided if required to complete additional Task Orders under the Government contract. Any costs which exceed the funded amount are incurred at the Subcontractor’s risk. The total cost to NORC for performance of the Work shall not exceed $2,477,000 which shall be the “Subcontract Cost Limitation.” NORC shall not be obligated to pay Subcontractor for an aggregate amount in excess of the Subcontract Cost Limitation and Subcontractor shall not be obligated to continue the Work once the aggregate amount of time and material costs incurred equal the Subcontract Cost Limitation.

(B) If at any time during the period of performance Subcontractor concludes that the scope of work in Appendix A cannot be completed within the cost limit stated above, Subcontractor shall so notify NORC within 90 business days and shall provide, within 60 business days, an estimate of the additional funds which would be necessary to complete that scope of work. Upon notice, NORC may reduce the scope of work, revise the scope of work, increase the available funding, or advise Subcontractor to discontinue its efforts when the funds have been exhausted.

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2.02 Payment Schedule

Provided Subcontractor has not caused an Event of Default under this Subcontract Agreement, or a material breach which by passage of time would become an Event of Default, NORC shall remit payment after Subcontractor’s satisfaction of the Statement of Work, as follows:

Subcontractor shall submit invoices by the tenth (10th,) of each month. Payment will be based on the following schedule and consideration:

1.	All interviewer training hours will be invoiced at $15.00 for each interviewing hour or portion thereof incurred in the execution of the Statement of Work
2.	The production interviewing hours will be invoiced at $20.90 for each interviewing hour or portion thereof incurred in the execution of the Statement of Work. In the event that the Subcontractors productivity falls below the standards as specified in the Statement of Work by as much as 20 percent (e.g., hours per completed case [for landline and cell cases combined] rises from 15.14 to 18.17), NORC will have the right to consider reduction of the hourly payment by $2.00 for each interviewer hour. Such considerations shall be discussed with the Subcontractor prior to NORC exercising such an adjustment to this hourly rate.
3.	Refusal conversion and/or Hispanic interviewing hours will be invoiced at $22.50 for each interviewing hour or portion thereof incurred in the execution of the Statement of Work.

2.03 Subcontractor Invoice Requirements

(A) All invoices shall contain a detailed explanation of the basis of the requested payment and the subcontract number. Subcontractor will provide monthly invoices to NORC including interviewer names, hours worked, quarter number, project name, and type of activity (interviewing, training, refusal conversion, downtime). Invoices shall be sent to NORC at its address indicated below:

National Opinion Research Center

Attn: Nakia Sprouse, Sr. Financial Analyst

55 East Monroe Street, 30th Floor

Chicago, IL 60603

BILLING INSTRUCTIONS

All invoices must be numbered consecutively, signed, and provide sufficient information to enable NORC to adequately evaluate and verify the accuracy and validity of the invoice. Invoices in the Subcontractor’s format shall, at a minimum, include the following as applicable;

●	Subcontractor name and invoice date,
●	subcontract number,
●	task number,
●	description of each line item included on the invoice,
●	units (hours or quantities) being billed,
●	unit prices,
●	extended totals, and
●	the certification statement specified in Article 2.03B of the Subcontract.

(B)	Subcontractor shall include with each invoice the following certification:

“I certify that this voucher reflects Precision Opinion, Inc’s request for reimbursement of allowable and allocable costs incurred in specific performance of work authorized under Prime Contract No. 200-2018-96379, and that these costs are true and accurate to the best of my knowledge and belief, and includes indirect costs billed at rates no higher than those approved by Subcontractor’s Administrative Contracting Officer (ACO) or cognizant audit agency on (insert date of approval letter).”

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(C) NORC shall rely in good faith upon the Subcontractor’s certification that the charges are allowable under this Subcontract and the cost principles set forth in FAR Part 31 applicable to the Subcontractor’s business type. In addition to any other indemnification obligations set forth in this Subcontract, the Subcontractor agrees to indemnify NORC for any and all claims, losses or damages, including reasonable attorney’s fees, which NORC sustains as a result of Subcontractor’s failure to invoice for indirect costs at rates approved by Subcontractor’s ACO.

(D) On receipt and approval of the invoice or voucher designated by the Subcontractor as the “completion invoice” or “completion voucher” and upon compliance by the Subcontractor with all the provisions of this Subcontract, NORC shall promptly pay to the Subcontractor any balance of allowable costs. The completion invoice or voucher shall be submitted by the Subcontractor promptly following completion of the Work under this Subcontract but in no event later that three (3) months (or such longer period as NORC may in its discretion approve in writing) from the date of such completion.

(E) The Subcontractor agrees that any refunds, rebates, credits, or other amounts (including any interest thereon) accruing to or received by the Subcontractor or any assignee under this Subcontract shall be paid, or where appropriate, credited, by the Subcontractor to NORC to the extent that they are properly allocable to costs for which the Subcontractor has been reimbursed by NORC under this Subcontract.

(F) After payment of ninety percent (90%) of the Subcontract Cost Limitation, NORC may withhold further payment pending establishment of a reserve of Twenty-Five Thousand Dollars ($25,000.00). This withholding shall be payable, 1) upon submission and acceptance of the final report, data, and/or deliverables, as set forth in the Statement of Work, and 2) upon submission and acceptance of the appropriate closing documents.

(G) The Subcontractor shall further comply with the requirements of the Client pursuant to the Prime Contract.

2.03 Payment Terms

Payments shall be made within (30) days from receipt of a properly completed invoice. NORC shall report payments to Subcontractor as required under applicable law to the Internal Revenue Service.

2.04 Audit Provisions

NORC reserves the right, upon reasonable notice to Subcontractor, to make an audit of Subcontractor’s bills and records relating to this Subcontract Agreement. If such audit discloses an overpayment or over-billing in excess of five percent (5%) Subcontractor shall be obligated to pay all reasonable costs actually incurred by NORC with respect to the audit.

3. SUBCONTRACT REQUIREMENTS

3.01 Subcontract Requirements

Subcontractor shall timely provide all Work in strict compliance with the specifications of Exhibit A (“Statement of Work’’).

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3.02 Guaranteed Final Deliverable: Delivery and NORC Acceptance: Subcontractor Delay

(A) Guaranteed Final Deliverable. Notwithstanding any provision of this Subcontract to the contrary, Subcontractor shall manage this Subcontract in such a manner so as to guarantee NORC the delivery of an acceptable final deliverable (the final report, data, and/or deliverables, as set forth in the Statement of Work) under this Subcontract. It is the Subcontractor’s responsibility to ensure at all limes that adequate funds remain to cover all allowable costs necessary for the preparation and delivery of an acceptable final report, data, and/or deliverables, as set forth in the Statement of Work. All costs incurred by Subcontractor during preparation and delivery of an acceptable final deliverable(s) that are in excess of the funds remaining in the Subcontract shall be borne by Subcontractor.

(B) NORC Acceptance. Any and all acceptance by NORC of Subcontractor’s delivery of any Work shall require an express written certification thereof by the NORC Subcontract Representative.

(C) Subcontractor Delay. Whenever Subcontractor knows or reasonably should know that any actual or potential condition is delaying or threatens to delay the timely performance of the Work, Subcontractor shall within ten (10) days give notice thereof, including all relevant information with respect thereto to NORC’s subcontract representative.

3.03 Warranty

Subcontractor warrants and represents to NORC that the Work which is created and delivered by Subcontractor shall not violate or infringe upon any person’s rights in patents, trademarks, copyrights, and/or other rights, and shall hold NORC harmless therefrom. All warranties and indemnifications shall run to NORC and its clients.

3.04 Work for Hire

Subcontractor stipulates and agrees that the creation of the Work, including any and all underlying and/or supporting source information, is solely for the mutual benefit of NORC and the Client, such shall be deemed a “work for hire,” with all right, title, and interest therein, in whole and each part, of any nature, type, and extent, within and without the United States, in its delivered form and any and all derivations thereof, the property of NORC and/or the Client, as shall be determined by NORC. Subcontractor agrees to execute from time to time such documents to evidence such rights of NORC and/or the Client and cooperate with NORC in its application for any registration and enforcement of any rights, including but not limited to patent, trademark, and copyright applications, prosecutions, infringement actions, and similar proceedings. NORC and/or the Client shall have the right to further transfer its rights in the Statement of Work without consent of the Subcontractor.

3.05 Publicity

In addition to the covenants regarding confidentiality and proprietary interests under Article 5, the Subcontractor shall not make any public statements, participate in interviews, or otherwise engage in any publicity regarding the Work without the express written consent of NORC.

3.06 Debarred/Suspended Certification

Subcontractor hereby certifies by acknowledgement or acceptance of this Subcontract to the best of its knowledge and belief, that:

1)	Neither Subcontractor nor any of its Principals -

a)	Are presently debarred, suspended, proposed for debarment, or declared ineligible for the award of contracts by any Federal agency;

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b)	Have within a three-year period preceding the Effective Date of this Subcontract, been convicted of or had a civil judgment rendered against them for: commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a public (Federal, state, or local) contract or subcontract; violation of Federal or state antitrust statutes relating to the submission of offers; or commission of embezzlement, then, forgery, bribery, falsification or destruction of records, making false statements, or receiving stolen property; or

c)	Are presently indicted for, or otherwise criminally or civilly charged by a governmental entity with, commission of any of the offenses enumerated in this provision.

2)	Subcontractor has not, within a three-year period preceding the Effective Date of this Subcontract, had one or more contracts terminated for default by any Federal agency.

“Principles,” for the purposes of this certification, means: officers; directors; owners; partners; and persons having primary management or supervisory responsibilities within a business entity (e.g., general manager, plant manager, head of a subsidiary, division, or business segment, and similar positions). THIS CERTIFICATION CONCERNS A MATTER WITHIN THE JURISDICTION OF AN AGENCY OF THE UNITED STATES AND THE MAKING OF A FALSE, FICTITIOUS, OR FRAUDULENT CERTIFICATION MAY RENDER THE MAKER SUBJECT TO PROSECUTION UNDER SECTION 1001, TITLE 18, UNITED STATES CODE. This certification is a material representation of fact. If it is later determined that Subcontractor knowingly rendered an erroneous certification, in addition to other remedies available to NORC, NORC may terminate this Subcontract for default without advance notice or opportunity to cure.

4. SUBCONTRACTOR ACTIONS AND USE OF NORC PREMISES

4.01 Subcontractor Access

Subcontractor shall have limited access to NORC premises, or other site indicated in Exhibit A, during the regular business hours of NORC for delivery of the Work. Subcontractor shall not use such premises for any other purpose or in any manner which is unlawful or may be dangerous to persons or property.

4.02 Subcontractor Personnel

It is expressly understood and stipulated that the Subcontractor is an independent contractor of NORC and is expressly not an employee, affiliate, joint venture partner, or other partner of NORC. Subcontractor shall satisfy its obligations under this Subcontract Agreement personally (in the event that Subcontractor is an individual) or with its own employees (in the event Subcontractor is not an individual). NORC reserves the right from time to time to approve or remove any individuals proposed by Subcontractor to fulfill any aspect of the Subcontract Requirements.

4.03 Ultra Vires Actions

Subcontractor shall have no authority to bind NORC, incur debt in the name of NORC, or otherwise enter into any agreements concerning NORC without its express written authorization.

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5. CONFIDENTIALITY AND PROPRIETARY INTEREST

5.01 Definitions

(A) Trade Secrets. As used in this Subcontractor Agreement the term “Trade Secrets” shall mean any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in that it is not generally known in the industry in the areas in which it is utilized, as well as such other information designated as trade secrets under applicable law.

(B) Confidential Information. As used in this Subcontractor Agreement the term “Confidential Information” shall mean any data or information having commercial value which may include but not be limited to data, data bases, product plans, strategies, forecasts, research procedures and development, marketing techniques procedures and materials, customer names and other information related to customers, price-lists, pricing policies and financial information which is considered sensitive and which is not generally known to the public.

(C) Proprietary Information. As used in this Subcontractor Agreement the term “Proprietary Information” shall mean Trade Secrets and Confidential Information, as defined above, and any other information in which NORC maintains a valuable interest, where any or all of the foregoing is furnished or disclosed by NORC to Subcontractor, or to which Subcontractor has access given the nature of services provided under the Subcontractor Agreement, in either (i) tangible form marked as confidential, proprietary, or trade secret, or (ii) in intangible form subsequently identified as confidential, proprietary, or trade secret in writing within thirty (30) business days after disclosure. Proprietary Information shall include: (i) information disclosed directly between Subcontractor and NORC and its employees, directors, and contractors; (ii) information received by either Subcontractor or NORC from a client or other person contracting with NORC though not a party to this agreement; (iii) information received, if applicable, from any prime contractors to NORC or subcontractors or Subcontractors of NORC; or (iv) any respondents to surveys.

5.02 Confidentiality

(A) Non-disclosure. Subcontractor shall maintain the Proprietary Information as confidential and shall not disclose such Proprietary Information to any third party except to Subcontractor’s current employees, officers, and directors (if any) and designated NORC personnel (collectively “Recipients”) who have a bona fide need to know such Proprietary Information, nor shall Subcontractor knowingly or negligently use such Proprietary Information for its own benefit or for the benefit of others or for any purpose other than that expressly delineated by this Subcontractor Agreement. Prior to receiving any Proprietary Information, all Recipients shall have agreed in writing, according to the terms hereof, to an obligation to not further disclose Proprietary Information. Subcontractor shall dedicate its best efforts to safeguard all Proprietary Information. The requirements of this Subsection A shall be strictly construed in favor of non-disclosure; in the event of any ambiguity, it shall be deemed to proscribe disclosure.

(B) Consent. Except as provided in Subsection A, supra, disclosure of any Proprietary Information provided hereunder may not be made by Subcontractor absent the prior written consent of NORC, which consent may be granted or denied in NORC’s sole discretion. In each request for consent, Subcontractor shall provide NORC with (i) the name, occupation, and title of the party to whom Subcontractor wishes to disclose such information, (ii) the purpose of the disclosure, and (iii) a pro forma original of a confidentiality statement, in a format acceptable to NORC, signed by such person acknowledging that the party signing the document is aware of the confidentiality requirements hereunder, agrees to be bound by them, and understands that the confidentiality requirements inure to the benefit of NORC and may be enforced by NORC.

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(C) Ownership. All Proprietary Information and any copies thereof is and shall remain the property of NORC and, in tangible form, shall be promptly returned to NORC or destroyed by Subcontractor upon NORC’s request or, upon the expiration or termination of this Subcontractor Agreement, whichever occurs first. Nothing contained in this Subcontractor Agreement shall be construed as granting or conferring upon any person any patent, copyright, trademark, or other proprietary right in the Proprietary Information. Any and all work product of the Subcontractor specified as Statement of Work shall be deemed “work for hire” and Subcontractor expressly disclaims any and all interest therein. Subcontractor hereby covenants to execute such documents as reasonably requested by NORC to reiterate the foregoing.

(D) Compelled Disclosure. If Subcontractor or any of its employees, officers, directors, or agents is served with a subpoena or other process requiring the production or disclosure of Proprietary Information, then the person or entity receiving such subpoena or other legal process, shall provide NORC with written notice of such immediately after receipt thereof, and before complying with such subpoena or other legal process, shall permit NORC a reasonable period of time to intervene and contest such disclosure or production. To the extent that the subject judicial action is not caused by any malfeasance of Subcontractor, NORC shall bear all costs and attorneys’ fees for such contest.

(E) Term. This Agreement is effective as of the date hereof, and, if applicable, shall be retroactively effective as of the Commencement Date, and thereafter shall continue in full force and effect for the duration of the term of the Subcontractor Agreement. Notwithstanding the expiration or termination of this Subcontractor Agreement, Subcontractor shall keep Proprietary Information in the manner required hereunder until such is determined by NORC, from time to time, to no longer be Proprietary Information.

(F) Exclusions. Notwithstanding anything herein to the contrary, the parties agree that documentation and information will not be deemed Proprietary Information, and Subcontractor will have no obligation with respect to any such information, where such documentation and information (i) was in the public domain prior to the effective date of this Subcontractor Agreement or subsequently come in the public domain other than as a result of disclosure by Subcontractor, (ii) is independently developed by Subcontractor or is known to Subcontractor at the time of disclosure, in each case without reliance on NORC’s Proprietary Information, (iii) is approved for release without limitation pursuant to the written authorization of NORC, (iv) is disclosed to Subcontractor from a source other than NORC without similar restriction and without breach of this Subcontractor Agreement, or (v) is required to be disclosed, without restriction on further disclosure, by a judicial or administrative law, regulation or proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted (pursuant to Subsection D, supra).

5.03 Prohibition on Competitive Use of NORC Information

Neither Subcontractor nor any parent, subsidiary, or persons related to Subcontractor, or the respective officers, directors, members, owners, employees, agents, and/or contractors of such, shall utilize in any manner, whether or not previously disclosed by NORC to any other person or made generally available to the public, Proprietary Information (including but not limited to the Trade Secrets and Confidential Information) of NORC to solicit any agreement or contractual relationship, or encourage or facilitate others to so solicit, or enter into and/or maintain an agreement or contractual relationship, or further any pre-existing agreement or contractual relationship, including but not limited to persons to which NORC provides or may provide any professional services.

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5.04 Compliance

(A) Default. Given the nature of the Proprietary Information and the interests of NORC therein, while NORC may issue notices to cease and desist unauthorized disclosure and/or prohibited actual or reasonably anticipated competitive use, no cure period shall be allowed; unauthorized disclosure and/or use shall be deemed an automatic Event of Default of Subcontractor’s obligations under this Agreement.

(B) Right to Equitable Remedies. Subcontractor acknowledges that monetary damages would be an insufficient remedy for any breach of this Agreement, and that any such breach would cause NORC immediate and irreparable harm. Accordingly, Subcontractor agrees that in the event of any breach or threatened breach of this Subcontractor Agreement, Subcontractor shall not object to NORC’s request for equitable relief, including injunctive relief and specific performance, without the requirement for NORC to post a bond or other security, in addition to other remedies it may have at law, including monetary damages, or in equity.

5.05 Supplemental Client Confidentiality Agreements

To the extent applicable as of the Date of the Subcontractor Agreement, or as such may arise after the Commencement Date, appended hereto as Exhibit C are the additional terms and conditions of a confidentiality agreement required by clients of NORC (Client Confidentiality Agreement, as defined therein). In the event such does not provide specific rights and remedies in the Event of Default by Subcontractor, the provisions of §5.04, supra, shall apply. NORC and the Subcontractor, respectively, shall indemnify, defend, and hold the other harmless from and against any and all breaches of said Client Confidentiality Agreement.

5.06 Compliance with Privacy Laws

Subcontractor shall comply with any and all statutes, ordinances, rules, and regulations enacted by the federal government, any State, municipal body, or political subdivision thereof, regarding the collection, maintenance, use, and disposition of any data from and/or regarding survey respondents including the Privacy Act of 1974 (FAR 54.224-2) and the Protection of Human Subjects (CFR Title 45, DHHS, Part 46), (hereafter “Privacy Laws”). To the extent that Subcontractor determines the applicability and compliance requirements of Privacy Laws will adversely affect the Contract Requirements, including but not limited to timely delivery thereof, Subcontractor shall give NORC prompt written notice thereof, not to exceed fifteen (15) days after the Subcontract Agreement, specified in Section 1.02. NORC may, from time to time, request written certification and/or explanation of Subcontractor’s compliance under Privacy Laws. NORC may, without incurring liability therefor or limiting Subcontractor’s obligations provided above, provide within the Contract Requirements reference to specific Privacy Laws, which shall not be deemed an exclusive recitation of any and all applicable Privacy Laws.

5.07 Disclosure of Conflicts of Interest

Prior to execution and delivery of this Subcontract Agreement to NORC, the Subcontractor shall inform NORC in writing of any and all then-existing relationships and/or agreements of Subcontractor with any other person which causes a conflict of interest, or which would give a reasonable inference of a conflict of interest. The term “conflict of interest” shall be interpreted broadly in favor of disclosure and shall include, but not be limited to, the: (A) Subcontractor’s participation in any activity similar to the Statement of Work during the Term, (B) Subcontractor engaged in any litigation or claim against any client of NORC, or the reasonable anticipation thereof, and/or (C) rules pertaining to such under Government Provisions of Exhibit B. If during the Term any matter occurs or becomes known to Subcontractor which is or may reasonably be interpreted as a conflict of interest, Subcontractor shall promptly inform in writing the Subcontract Representative designated in Section 1.01(A)(2) thereof.

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5.08 Survival

The covenants, terms, and conditions of this Article 5 shall survive the expiration or earlier termination of this Subcontract Agreement.

6. ASSIGNMENT; SUB-SUBCONTRACT

Without prior written consent of NORC, Subcontractor may not assign, subcontract, pledge, hypothecate or otherwise transfer or permit the transfer of this Subcontract Agreement, in whole or in part, by operation of law or otherwise.

7. LIMITATION OF LIABILITY AND INDEMNITY

Subcontractor and NORC, respectively, agree to indemnify and hold the other harmless against any and all claims, demands, judgments, costs and expenses for injury to person and/or properly, including reasonable attorney’s fees for the defense thereof, arising from such indemnifying party’s actions or omissions under this Subcontract Agreement, from any breach or default on the part of such indemnifying party in the performance of any covenant or agreement hereunder, and from any act of negligence of such party and that of its agents, servants, employees, and/or contractors. In case of any action or proceeding brought against the indemnified party by reason of any such claim, the indemnifying party covenants to defend such action or proceeding, including appeals therefrom, with counsel reasonably acceptable to the indemnified party.

Notwithstanding the foregoing, NORC’s liability to Subcontractor hereunder whether arising in contract, tort (including negligence) or otherwise, shall not, under any circumstances, exceed the aggregate Payment Schedule.

8. CHANGES

a. Permitted Changes. NORC shall have the right by written notice to make changes from time to time in the Services to be rendered or the Products to be furnished by Subcontractor hereunder, including, but not limited to, changes to the delivery or performance schedule, the quantity of Products or Services ordered, the Work Statement, the place of inspection, delivery, or acceptance, and the amount of NORC or NORC Customer furnished property, if any.

b. Request for Equitable Adjustment and Duty to Proceed. If any such change causes an increase or decrease in the cost of performance of this Subcontract or in the time required for its performance, NORC may make an equitable adjustment in the Subcontract price or delivery schedule or both and shall modify this Subcontract in writing accordingly. To the extent that Subcontractor seeks an increase in price or extended schedule as a result of a change, Subcontractor must submit a written and fully supported request for equitable adjustment within ten (10) days from the date of NORC’s written notice to Subcontractor of the change or such further time as NORC may allow in writing. Subcontractor’s failure to adhere to the time deadlines in submitting its equitable adjustment proposal shall waive Subcontractor’s right to an equitable adjustment. Subcontractor shall proceed with the Subcontract as changed pending resolution of any request for equitable adjustment. The parties’ failure to agree to any adjustment shall be a Dispute covered by Sections 14 and 15 of these General Provisions.

c. Change Based on Prime Contract Change. If NORC issues a change based on a change in the Prime Contract, the equitable adjustment to Subcontractor, if any, in price or delivery schedule or both, will in no event be greater for an increase in price or schedule or less for a decrease in price or schedule than the corresponding equitable adjustment to NORC under the Prime Contract, excluding NORC’s performance costs, overhead, profit, and schedule impacts associated with the change.

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 13

d. Signature Required by NORC Purchasing Representative. Information, advice, approvals or instructions given by NORC’s technical personnel or other representatives shall be deemed expressions of personal opinion only and shall not affect NORC’s and Subcontractor’s rights and obligations hereunder unless set forth in a writing which is signed by NORC’s purchasing representative and which states that it constitutes an amendment or change to this Subcontract.

9. TERMINATION FOR DEFAULT.

NORC, at its option, may terminate this Subcontract, in whole or in part, for default (in addition to any other rights and remedies provided at law) if any of the following acts of default occur: (1) Subcontractor’s performance under the Subcontract is in default: (2) Subcontractor materially breaches any provision of this Subcontract; (3) Subcontractor becomes involved in or with a petition under any bankruptcy act or similar statute which is not vacated within 30 days after such filing; or (4) any other reason set forth in this Subcontract. Such termination for default shall be effective upon receipt by Subcontractor of a written notice of termination for default issued by NORC. The notice of termination for default shall be preceded by a letter briefly describing the conditions of default and offering Subcontractor not less than 5 days to cure the default unless NORC’s Customer has terminated or threatened to terminate NORC’s contract without an opportunity to cure. After receipt of a notice of a complete or partial termination for default, Subcontractor shall: (i) stop affected Work; (ii) terminate all affected subcontracts; (iii) return all NORC and NORC Customer property or equipment to NORC; (iv) complete performance of any Subcontract work not terminated; and (v) take such other and further action as may be reasonably required by NORC.

In the event that NORC properly terminates this Subcontract for default, either in whole or in part, Subcontractor shall only receive payment (less amounts covered by any NORC right of setoff) under the terminated portion of the Subcontract for Subcontract-compliant Work provided to and accepted by NORC prior to the effective date of such termination and only to the extent that NORC’s Customer first pays for such Work. Subcontractor shall submit a request for payment under the terminated Subcontract, or terminated portion of the Subcontract, within 30 days after termination. In no event shall Subcontractor be entitled to receive payment on Work for which NORC’s Customer will not pay. In the event of a partial termination for default, Subcontractor shall not be entitled to an equitable adjustment to the non-terminated portion of the Subcontract. Moreover, in the event of a termination for default, NORC may procure substitute services, deliverables, and/or supplies, to satisfy the obligations set forth in the Subcontract or portion of the Subcontract terminated. Upon a termination for default, Subcontractor shall be liable to NORC for all expenses incurred by NORC that would not have been incurred had Subcontractor performed pursuant to this Subcontract including, but not limited to, the increased costs of (and associated with) any substitute services, deliverables, and supplies procured. NORC’s remedies provided for in this provision shall be in addition to any other remedy available to NORC by law or as otherwise provided for in this Subcontract, and this provision shall survive any termination of this Subcontract. In the event that NORC improperly terminates this Subcontract for default, the termination shall be treated as a termination for convenience and Subcontractor shall be entitled only to receive payment in accord with the provisions of Section 11 below.

10. STOP WORK ORDER

NORC may direct the Subcontractor to stop work under this Subcontract Agreement at any time (“Stop Work Order’’). The Subcontractor will be reimbursed only for those costs actually incurred prior to the Stop Work Order, contingent upon full reimbursement to NORC by the Client under the Prime Contract for these costs.

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 14

(A) Under the Prime Contract, the Contracting Officer may, at any time, by written order to NORC, require NORC to stop all or any part of the Work called for by the Prime Contract. After the order is delivered to NORC, and for any further period to which the parties may agree, the Contracting Officer may also cancel the stop Work order or terminate the Work covered by such order. Immediately upon receipt of any stop Work order that affects the Work called for under this Subcontract, NORC shall direct Subcontractor to stop all or any part of the Work called for under this Subcontract for a period corresponding to the period of the Contracting Officer’s order to NORC or any agreed to extensions thereof, or such other period to which NORC and Subcontractor may agree.

(B) If a Stop Work Order issued to Subcontractor under this article is canceled by NORC or the period of such order or any extension thereof expires, Subcontractor shall resume Work upon receipt of written notice by NORC to do so. In such event, an equitable adjustment shall be made in the delivery schedule or cost of this Subcontract Agreement if:

(l) The Stop Work Order resulted in an increase or decrease in the cost of or the time required for the performance of any part of the Work to be performed under this Subcontract and,

(2) Subcontractor asserts a claim for such adjustment within thirty (30) days after the end of the period of Work stoppage and,

(3) Said claim is approved by the Contracting Officer or Client.

(C) If a Stop Work Order is not canceled and the Work covered by such order is terminated by NORC either for convenience or default, such termination shall be handled in accordance with the “Termination” provisions of this Subcontract. Reasonable costs resulting from the Stop Work Order shall be allowed as part of the termination settlement.

(D) In the event that the Subcontractor receives an order to stop work and is unable to provide continued funding for personnel on the project or is unable to assure that it will be able to resume work using such personnel, Subcontractor may immediately issue a written termination notice to NORC.

11. TERMINATION FOR CONVENIENCE

NORC may terminate this Subcontract for convenience, in whole or in part, without advance notice in the event that: (i) NORC’s Customer terminates, for any reason (e.g., default or convenience), the Prime Contract; (ii) NORC’s Customer terminates, for any reason, any part of the Prime Contract if this Subcontract relates (in whole or in part) to the portion terminated. NORC also may terminate this Subcontract for convenience, in whole or in part, if NORC deems such termination to be in NORC’s best interest regardless of whether NORC’s Prime Contract is terminated. After receipt of a notice of partial or total termination for convenience, Subcontractor shall (unless otherwise directed by NORC in writing): (i) stop affected Work; (ii) terminate all affected subcontracts; (iii) return all NORC and NORC Customer property or equipment to NORC; (iv) deliver to NORC, retain (with an appropriate credit to NORC), or dispose of all other Subcontract supplies, deliverables, or equipment (with an appropriate credit to NORC); (v) complete performance of any Subcontract work not terminated; and (vi) take such other and further action as may be reasonably required by NORC. In the event of a partial termination for convenience, Subcontractor may request (in writing and within 30 days of the termination for convenience) an equitable adjustment for the non-terminated portion of the work to the extent the termination for convenience impacted the continuing work. Subcontractor shall only receive such an equitable adjustment if NORC’s Customer provides NORC with a corresponding equitable adjustment.

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 15

Subcontractor shall submit a detailed and documented Federal Acquisition Regulation (“FAR”) compliant termination for convenience settlement proposal under the terminated Subcontract, or terminated portion of the Subcontract, within 60 days after termination. Absent NORC written consent (which NORC may withhold for any reason), Subcontractor shall not seek any costs as part of its termination for convenience settlement proposal which are not allowed by FAR Part 31 and FAR Subparts 49.1 and 49.2, and the provisions referenced therein. If this Subcontract is terminated for convenience in whole or in part pursuant to this Section _ and notwithstanding the preceding sentence, NORC shall not be liable to Subcontractor for anything more than allowed for under the payment provisions of this Subcontract (on a percentage performed basis) for Work performed before the effective date of the termination and may only recover amounts recovered by NORC from NORC’s Customer (except where the NORC Customer did not issue a termination).

12. SUBCONTRACTOR’S INSURANCE

12.01 Minimum Insurance

Subcontractor, at Subcontractor’s expense, agrees to maintain in force during the Term:

(A) Comprehensive General Liability Insurance, shall be written in comprehensive form and shall protect Contractor against all claims arising from injuries to members of the public or damage to property of others arising out of any act or omission of Subcontractor, its agents employees or Subcontractors, including contractual liability coverage., on an occurrence basis, with minimum limits of liability in an amount of: One Million Dollars ($1,000,000) for bodily injury or death to any one person and Three Million Dollars ($3,000,000) for bodily injury or death to more than one person and One Million Dollars ($1,000,000) with respect to damage to property;

(B) Comprehensive Automobile and Other Vehicle Liability Insurance shall be written in comprehensive form and shall protect Contractor against all claims for injuries to members of the public and damage to property of others arising from Subcontractor’s use of owned motor vehicles, with minimum limits of liability in an amount of: Five Hundred Thousand Dollars ($500,000) for bodily injury or death to any one person and Five Hundred thousand Dollars ($500,000) for bodily injury or death to more than one person and Fifty Thousand Dollars ($50,000) with respect to damage to property; and,

(C) Worker’s Compensation Insurance, in statutorily required amounts;

The insurance coverage specified above shall constitute the minimum requirements and said requirements shall in no way lessen or limit the liability of Subcontractor under this Subcontract.

12.02 Additional Insureds; Endorsements

The policy referred to in §12.01 (A) and (B) shall name NORC as additional insured. Each policy referred to in §11.01 shall be issued by one or more responsible insurance companies licensed to do business in Illinois and reasonably satisfactory to NORC and shall contain the following provisions and endorsements:

(A) that such insurance may not be canceled or amended without thirty (30) days’ prior written notice to NORC;

(B) an express waiver of any right of subrogation by the insurance company against the NORC Indemnitees; and

(C) that the policy shall not be invalidated should the insured waive in writing prior to a loss, any or all rights of recovery against any party for losses covered by such policies.

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 16

12.03 Certificates

Vendor shall deliver to NORC, certificates of insurance of all policies and renewals thereof to be maintained by Vendor hereunder, not less than ten (10) days prior to the Commencement Date and not less than ten (10) days prior to the expiration date of each policy.

13. NOTICES

All notices required or permitted to be given hereunder shall be in writing and shall be deemed given and delivered, whether or not received, (a) the next business day when deposited with a reputable commercial courier by overnight delivery or (b) three (3) business days after deposit in the United States Mail, certified, return receipt requested, and under either method such being properly addressed and all charges and/or postage paid, at the following addresses:

to NORC:

Michele Nachbar

Executive Vice President, Business Ventures and Innovations

55 E. Monroe Street, Suite 3000

Chicago, IL 60603

312.759.4016 Office

312.759.4005 Fax

773.814.8142 Cell

nachbar- missy@norc.org

or such other address as NORC shall designate by written notice to Subcontractor, and; to Subcontractor:

James T. Medick, President

Precision Opinion

101 Convention Center Drive

Plaza 124

Las Vegas, NV 89109

Telephone: 800-780-2790

702-483-4000

Fax: 702-483-4100

Email: jmedick@precisionopinion.com

or such other address as Subcontractor shall designate by written notice to NORC.

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 17

14. DISPUTES

a. Arbitration. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, the parties agree that any Dispute between them or against any agent, employee, successor, or assign of the other shall be settled, to the extent possible, by good faith negotiations. Any Dispute which the parties cannot resolve by good faith negotiations within thirty (30) days or such longer period as the parties may mutually agree to, shall be submitted and finally resolved by binding arbitration under the commercial arbitration rules of the American Arbitration Association (“AAA”) then in effect. The arbitration shall be conducted by a panel of three arbitrators in Chicago, Illinois unless both parties consent in writing to a different location. The panel of arbitrators shall be appointed by agreement between the parties or failing such agreement in accordance with AAA rules. The parties may conduct discovery pursuant to the Federal Rules of Civil Procedure and Evidence. The chairperson of the arbitration panel shall, among other things: (a) have authority to resolve discovery disputes and issue appropriate subpoenas and orders to facilitate discovery; (b) rule on dispositive motions, and (c) conduct the arbitration according to the Federal Rules of Evidence. The arbitration panel shall have authority to award monetary damages, declaratory judgments, specific performance, and injunctive and other equitable relief, which shall be enforceable by either the panel or any court with jurisdiction over the enjoined party or its assets. Either party may also, without waiving any remedy under this Subcontract, seek from any court having jurisdiction over the parties or its assets any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral panel (or pending the arbitral panel’s determination of the merits of the controversy). The arbitration panel shall not have authority to award punitive, special or consequential damages or any other damages not available under this Subcontract. The arbitration panel also shall not have the power to modify or amend the provisions of this Subcontract except in accord with Section 8. The Arbitration panel shall apply the law specified in Section 17.06. Subcontractor and NORC will pay their own attorneys’ fees and expert fees and other costs related to prosecuting or defending any Dispute, but shall share equally the costs and fees associated with the arbitration hearing and the panel.

b. Waiver of Trial. THE PARTIES UNDERSTAND THAT THEY WOULD HAVE HAD A RIGHT TO LITIGATE THROUGH A COURT AND TO HAVE A JUDGE OR JURY DECIDE THEIR CASE, BUT, EXCEPT AS OTHERWISE INDICATED IN THIS SUBCONTRACT, THEY KNOWINGLY CHOSE TO WAIVE ALL RIGHTS TO A JUDGE OR JURY TRIAL AND, INSTEAD, HAVE ANY AND ALL DISPUTES DECIDED BY ARBITRATION. THE PARTIES SPECIFICALLY ACKNOWLEDGE THAT THIS MUTUAL WAIVER IS MADE KNOWINGLY AND VOLUNTARILY AFTER AN ADEQUATE OPPORTUNITY TO NEGOTIATE ITS TERMS.

c. Third-party Joinder. Except as otherwise provided herein, in the event that any unrelated third party is joined in any Dispute between the parties, the disputes procedures set forth in this Section 14 or 15 nevertheless shall apply to compel the resolution of any Dispute between the parties hereto.

d. Duty to Proceed. Until final resolution of any Dispute hereunder, Subcontractor shall proceed diligently with the performance of this Subcontract unless otherwise directed by NORC in writing.

15. DISPUTES UNDER PRIME CONTRACT PROVISION.

a. Pass Through. Notwithstanding Section 14, any Dispute arising under or related to this Subcontract, which NORC could include in a claim or other demand under the disputes provisions of its Prime Contract (including, but not limited to, any issued related to NORC Customer actions or directions) shall be resolved, at NORC’s option, as follows: (i) Subcontractor shall provide NORC with a fully supported written claim, properly certified, within twenty (20) days after the claim accrues or such longer time as NORC allows in writing; (ii) Subcontractor shall cooperate with NORC in prosecuting Subcontractor’s timely made claim or demand and will be bound by the resulting decision; and (iii) Subcontractor shall pay its proportional costs in pursuing the claim. If Subcontractor fails to provide NORC with a written claim for any Dispute that could fall within this Section within twenty (20) days after the claim arises or a longer provided if allowed by NORC in writing, Subcontractor shall have waived the claim and may not bring the claim under this Subcontract.

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 18

b. Limitation of NORC Liability. NORC’s entire liability to Subcontractor with respect to any matter prosecuted under the Prime Contract disputes clause shall be limited to the recovery obtained against NORC’s Customer for Subcontractor’s claims, less markups specifically allowed NORC. If Subcontractor is affected by the resulting decision and NORC elects lo appeal, Subcontractor shall pay to NORC Subcontractor’s proportion of the appeal costs. If NORC elects not to appeal the decision, NORC shall notify Subcontractor of such decision within thirty (30) days. If Subcontractor submits a timely request to NORC to appeal such decision, NORC shall file an appeal, at Subcontractor’s sole cost, if NORC may do so in good faith. NORC has the right to review, prior to submission, any pleading or other papers Subcontractor wants to file in such appeal. Subcontractor agrees to delete any admissions or statements in the pleadings or papers to which NORC reasonably objects. If NORC appeals such decision, whether or not at Subcontractor’s request, any decision regarding such appeal shall be binding on NORC and Subcontractor as it relates to this Subcontract.

c. Subcontractor Duty lo Proceed. Until final resolution of any Dispute hereunder, Subcontractor shall proceed diligently with the performance of this Subcontract unless NORC otherwise directs in writing.

16. LIMITATION OF LIABILITY.

CLAIMS FOR DAMAGES BY SUBCONTRACTOR OF ANY NATURE WHATSOEVER ARISING UNDER OR RELATED TO THIS SUBCONTRACT SHALL BE LIMITED TO DIRECT DAMAGES. IN NO EVENT SHALL NORC’S LIABILITY EXCEED THE PRICE PAYABLE FOR THE WORK TO BE PERFORMED BY SUBCONTRACTOR UNDER THIS SUBCONTRACT. IN NO EVENT WILL SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR LOST PROFIT DAMAGES, BE AVAILABLE TO SUBCONTRACTOR WITH RESPECT TO ANY ALLEGED BREACH OR OTHER CAUSE OF ACTION (WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE) RELATING TO THIS SUBCONTRACT.

17. MISCELLANEOUS

17.01 Entire Contract

This Subcontract Agreement, including the Exhibits attached hereto, contains the entire agreement between NORC and Subcontractor concerning the Subcontract Agreement, this document superseding any request for proposal (“RFP”) which may have been issued by NORC and any proposal by Subcontractor thereto, and there are no other agreements, either oral or written.

17.02 Binding Effect

This Subcontract Agreement shall be binding upon and inure to the benefit of NORC and Subcontractor and their respective heirs, legal representatives, successors and permitted assigns. Subcontractor and NORC each represent and warrant to the other that it is duly formed and in good standing, and has full authority to enter into this Subcontract Agreement, so that when executed this Subcontract Agreement constitutes a valid and binding obligation enforceable in accordance with its terms.

17.03 Modification of Subcontract Agreement

Should any mortgagee, lender, landlord, client, or similar person, of NORC, require a modification of this Subcontract Agreement, which modification will not cause any increased cost or expense to Subcontractor, or in any way substantially change the rights and obligations of Subcontractor hereunder, then and in such event, Subcontractor agrees that this Subcontract Agreement may be so modified.

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 19

17.04 Captions

The Section captions in this Subcontract Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such Sections.

17.05 Compliance with Laws

Subcontractor shall comply with all applicable Federal, State and local laws, executive orders, rules and regulations which may be applicable to Subcontractor’s performance under this Subcontract, including, without limitation: the Service Contract Act; the Work Hours and Safety Standards Act; the Walsh-Healey Public Contracts Act; the Davis-Bacon Act; the Fair Labor Standards Act of 1938; the Civil Rights Act of 1964, as amended; Title 41, Chapter 60, of the Code of Federal Regulations, as amended; the Equal Opportunity Clause as set forth in clause 52.222-26 of the FAR; and all Jaws, regulations, and rules related to the safety and conditions of each job site, including but not limited to those promulgated or prescribed pursuant to the Occupational Safety and Health Act of 1970, and any amendment thereto.

17.06 Choice of Law

NORC and Subcontractor agree that, irrespective of the place of performance, the laws of the State of Illinois, excluding its choice of law rules and the Convention for the International Sale of Goods (if otherwise applicable), shall govern any and all Disputes under this Agreement. NORC and Subcontractor also agree that the provisions of the Illinois Uniform Commercial Code shall apply to this Subcontract and all Disputes, regardless of whether the subject matter of this Subcontract relates to the provision of services, goods, the lease of rental equipment or material, or the license of software. Notwithstanding the foregoing, any provision of this Subcontract that incorporates by reference a provision of the Federal Acquisition Regulation (“FAR”) or the Office of Management and Business Circular A-122 (“OMB a-122”) shall be construed and interpreted according to the federal common law of government contracts, as interpreted by federal judicial bodies, boards of contract appeals, and other quasi-judicial agencies of the federal government. Except as otherwise provided in this Subcontract or otherwise agreed to in writing by the parties, venue and jurisdiction for all judicial proceedings relating lo or arising under this Subcontract shall lie exclusively in Illinois.

17.07 Time

Time is of the essence of this Subcontract Agreement and the performance of all obligations hereunder.

17.08 No Presumption Against Drafter

NORC and Subcontractor acknowledge that this Subcontract Agreement has been freely negotiated by both parties and, in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Subcontract Agreement or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted the Subcontract Agreement or any portion thereof.

17.09 Attorney’s Fees and Costs

The defaulting Party shall pay, upon demand of the prevailing Party, all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing Party in enforcing the observance and performance of all covenants, conditions and provisions of this Subcontract Agreement, or resulting from the Party’s Event of Default under this Subcontract Agreement, and pre-judgment interest thereon at the legal prevailing rate.

17.10 Severability

If any provision of this Agreement is held or rendered illegal or unenforceable it shall be considered separate and severable from this Agreement. The remaining provisions of this agreement shall remain in force and bind the parties as though the illegal or unenforceable provision had never been included in this agreement.

17.11 Duplicate Original Subcontract Agreement

This Subcontract Agreement, including its Exhibits, is executed in duplicate original form.

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 20

IN WITNESS WHEREOF, this Subcontract Agreement has been executed as of the last date and year written below.

National Opinion Research Center		SUBCONTRACTOR:

Precision Opinion, Inc.

By:	/s/ Michele Nachbar	By:	/s/ James T. Medick
	Michele Nachbar		James T. Medick
Title:	Executive Vice President	Title:	President
Date:	01/25/18	Date:	1/24/18

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 21

Exhibit A

STATEMENT OF WORK

STATEMENT OF WORK

A. Services

Subcontractor shall conduct interviews and research services for NORC (“Research Services”) comprised of administering research surveys (each, a “Client Survey”) by telephone from Subcontractor’s offices from the pool of telephone numbers (hereafter referred to as “Sample”) provided by NORC.

B. Subcontractor Responsibilities

In performing the Research Services, it is anticipated that the Subcontractor will be required to staff between 60 to 120 interviewing stations (depending on CDC funded activities). It is further anticipated that each station will be required to support, on average between 20 and 30 hours per week. To support daily production, Subcontractor will provide a telephone center manager; staffed monitoring stations; floor supervisors; and clerical support, as necessary, each day on which interviewing occurs.

The Subcontractor will recruit, screen and hire prospective interviewers and supervisors in accordance with NORC’s requirements, and to the extent available, it will assign interviewers and supervisors to work on NORC projects who are already working at Precision Opinion. The Subcontractor will consult with NORC in the event that circumstances (e.g., rapid and significant ramp-up required to meet a new Task Order) require the Subcontractor to recruit new interviewers to work on NORC projects. All Subcontractor data collection personnel will attend the required project-specific training. A trained Subcontractor staff Member (along with NORC personnel, as needed) will conduct training at Subcontractor’s telephone center in Las Vegas, Nevada. The training hours assume Subcontractor will provide all orientation information and non-project specific training for its supervisors/monitors and interviewers. For project specific training, interviewers will attend 24 hours of initial project training related to the Government’s Task Order #1 (NIS-Core) and Task Order #2 (NIS-Teen) combined, 4 hours of refusal aversion training, and 3 hours refresher training each quarter. Supervisors and monitors will attend 24 hours of initial interviewer project training, 15 hours of monitoring/supervisor training, 4 hours of interviewer refusal aversion training, and 3 hours of interviewer refresher training each quarter. The hours required for training are subject to change based on experience. NORC will provide train-the-trainer training, and all subsequent trainings will be conducted by Subcontractor.

On a monthly basis, the Subcontractor will submit production reports including hours charged by interviewer by project code. In addition, Subcontractor telephone center manager and project manager will attend telephone conferences calls with NORC, as needed, at a time mutually agreed upon by NORC and the Subcontractor.

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The Subcontractor will use its reasonable commercial efforts to complete Client Surveys in accordance with the performance thresholds set forth in Section D below, “Reports and Deliverables.” Performance will be reviewed each week to monitor progress toward the completed-interview and productivity goals. Performance indicators to be reviewed include hours per completed interview, completed interviews to date, and proportion of interviews which include partially completed interviews, based on disposition codes developed by NORC. In addition, the Subcontractor’s telephone supervisory staff will monitor 10% of all interviewer hours using an audio-visual system and will adopt the quality assurance program of the NORC.

NORC will train the Subcontractor on Schedule Source, a web-based tool used to schedule and track interviewer hours. The Subcontractor will use this system on a daily basis.

Subcontractor will provide workstations, including computers, telephones, and headsets, for interviewers and supervisors/monitors.

Subcontractor will be responsible for complying with all confidentiality and security protections specified by the CDC.

C. NORC’s Responsibilities

Sample will be centrally and remotely controlled from the Chicago office of NORC.

NORC will provide the Subcontractor with the reports necessary to evaluate interviewer quality and production for both individual interviewers and the subcontractor production facilities.

NORC will establish VOIP communications line between NORC’s Chicago facility and the Subcontractor’s offices. NORC will also maintain security measures on its servers in its Chicago facility.

D. Reports and Deliverables

Subcontractor shall use its reasonable commercial efforts to satisfy the performance goals described below.

1.	Production standards

The overall targets are shown in the table below for each of the subcontract data collection years.

The Subcontractor will agree to negotiate in good faith revisions in the productivity goals, if·necessitated by contract negotiations.

CDC Task Order No.	Task Order	Period of Performance	Production Goals
1	NIS Core, Q1-Q2 2-18	January 1, 2018 – December 31, 2019	15.14 Hours per Case (HPC), landline and cell cases combined

2	NIS-Teen, Q1-Q4 2018	January 1, 2018 – December 31, 2019	1.83 Hours per Case (HPC), landline and cell cases, combined

3	NIS-Child Influenza Module, Q1-Q2 2018	January 1, 2018 – August 31, 2019	0.35 Hours per Case (HPC), landline and cell cases, combined

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2. Reports

On a monthly basis, the Subcontractor will submit production reports including hours charged by interviewer by project code. In addition, Subcontractor telephone center manager and project manager will attend telephone conferences calls with NORC, as needed, at a time mutually agreed upon by NORC and the Subcontractor.

3. Invoicing

Subcontractor will provide monthly invoices to NORC including interviewer names, hours worked, quarter number, project name, and type of activity (interviewing, training, refusal conversion, downtime).

4. Other considerations

In the event that the contractor encounters difficulty in meeting the performance goals described in the table above, or when difficulties are anticipated complying with the Subcontract deliverable schedule, or when Subcontractor has knowledge that any actual or potential situation is delaying or threatens to delay the timely performance of this Subcontract, the Subcontractor shall promptly notify the NORC Project Director in writing, giving pertinent details. Such notification shall not be construed as a waiver by NORC of any deliverable productivity standard or date, or any rights or remedies provided under this Subcontract.

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 24

Exhibit B

GOVERNMENT PROVISIONS

CLAUSES INCORPORATED BY REFERENCE. If this Subcontract involves Products or Services in support of a Government Prime Contract or subcontract under a Government Prime Contract, the following clauses set forth in the FAR, HHSAR and OMB Circular A-122 in effect as of the date of said Prime Contact are incorporated herein by reference. Unless otherwise expressly noted herein, the words “Government,” and “Contracting Officer” each shall mean “NORC” or (when appropriate) “NORC and the Contracting Officer,” the words “Contractor” or “Offeror” shall mean “Subcontractor,” and the words “Contract” and “Schedule” shall refer to this “Subcontract.” The definitions outlined herein are intended to create legal relationships between NORC and Subcontractor identical to, but not dependent on, the relationship the FAR, HHSAR and OMB Circular A-122 intend to establish between the “Government” and a “Contractor.” Subcontractor shall include the terms of this Section in all purchase orders or subcontracts awarded under this Subcontract.

Section H - Special Contract Requirements

H. 1 Dissemination of Information (May 1998)

No information related to data obtained under this contract shall be released or publicized without the prior written consent of the Contracting Officer Technical Representative.

(End of Clause)

H. 2 Release of Information (Jul 1999)

The Contractor shall not, unless authorized in writing by the Contracting Officer, release or provide any information or interpretations concerning any plans or specifications prepared under this contract to prospective construction contractors, manufacturers, or suppliers for their use in bidding or submitting quotations on the subject project.

Any cost estimates prepared by the Contractor under this contract for use either by the Government or the Contractor shall be consider privileged information and will not be divulged to any third party.

(End of Clause)

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 25

H. 3 CDC0-H021 Lobbying Prohibition Using Federal Funds (Sep 2009)

Per FAR 31.205-22, the contractor is hereby notified of the restrictions on the use of Department of Health and Human Service’s funding for lobbying of Federal, State and Local legislative bodies.

Section 1352 of Title 10, United Stated Code (Public Law 101-121, effective 12/23/89), among other things, prohibits a recipient (and their subcontractors) of a Federal contract, grant, loan, or cooperative agreement from using appropriated funds {other than profits from a federal contract} to pay any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with any of the following covered Federal actions; the awarding of any Federal contract; the making of any Federal grant; the making of any Federal loan; the entering into of any cooperative agreement; or the modification of any Federal contract, grant, loan, or cooperative agreement. For additional information of prohibitions against lobbying activities, see FAR Subpart 3.8 and FAR Clause 52.203-12.

In addition, the current Department of Health and Human Services Appropriations Act provides that no part of any appropriation contained in this Act shall be used, other than for normal and recognized executive-legislative relationships, for publicity or propaganda purposes, for the preparation, distribution, or use of any kit, pamphlet, booklet, publication, radio, television, or video presentation designed to support, or defeat legislation pending before the Congress, or any State or Local legislature except in presentation to the Congress, or any State or Local legislative body itself.

The current Department of Health and Human Services Appropriations Act also provides that no part of any appropriation contained in this Act shall be used to pay the salary or expenses of any contract or grant recipient, or agent acting for such recipient, related to any activity designed to influence legislation or appropriations pending before the Congress, or any State or Local legislature.

(End of Clause)

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 26

H. 4 CDC0-H022 Smoke Free Working Environment (May 2009)

In compliance with Department of Health and Human Services (DHHS) regulations, all contractor personnel performing work within CDC/ATSDR facilities shall observe the CDC/ATSDR smoke-free working environment policy at all times. This policy prohibits smoking in all CDC/ATSDR buildings and in front of buildings which are open to the public. This policy is also applicable to contractor personnel who do not work full-time within CDC/ATSDR facilities, but are attending meetings within CDC/ATSDR facilities.

(End of Clause)

H.5 CDC0-H055: Smoke Free Environment Certification (February 2009)

The Centers for Disease Control and Prevention (CDC) recognizes that secondhand smoke (SHS) exposure poses serious health risks to nonsmokers. SHS exposure in the workplace has been linked to an increased risk for heart disease and lung cancer among adult nonsmokers. SHS has been designated as a known carcinogen (cancer-causing agent) by the National Toxicology Program of the U.S. Environmental Protection Agency and by the International Agency for Research on Cancer (IARC). The National Institute for Occupational Safety and Health has concluded that SHS is an occupational carcinogen. There is no risk-free level of SHS exposure. Separating smokers from nonsmokers, cleaning the air, and ventilating buildings cannot eliminate this exposure. SHS is an important preventable cause of death from cancer and other illnesses, and many Americans, both adults and children, remain at significant risk from SHS exposure.

It is the CDC’s intent to protect the health of all CDC employees and reduce cancer and other serious health hazards caused by SHS exposure. Therefore, all meetings and conferences organized and/or sponsored or co-sponsored by the CDC shall be held in a conference venue that provides a smoke-free environment. A smoke free conference venue is defined as a venue that makes ALL public places in the hotel and in all meeting facilities smoke-free. This includes, but is not limited to, meeting rooms, common areas such as lobbies and hallways, all indoor public spaces, all indoor employee work areas, restaurants (including restaurant bar areas), and lounges.

Conferences include symposia, seminars, workshops, and any other organized and formal meeting lasting one or more days, where CDC personnel assemble to exchange information and views or explore or clarify a defined subject, problem, or area of knowledge.

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 27

CERTIFICATION: Offeror’s acceptance of any resulting contract certifies that the meeting/conference venue provided is “smoke free” and that all CDC personnel attending said meeting/conference will be doing so in a smoke-free environment.

(End of Clause)

H. 6 CDC0-H045 Privacy Act (Sep 2009)

(a) Notification is hereby given that the Contractor and its employees are subject to criminal penalties for violation of the Privacy Act to the same extent as employees of the Government. The Contractor shall assure that each of its employees knows the prescribed rules of conduct and that each is aware that he or she can be subjected to criminal penalty for violation of the Act. A copy of 45 CFR Part 5b, Privacy Act Regulations, may be obtained at http://ecfr.gpoaccess.gov/cgi/t/text/text idx?c=ecfr&tpl=%2Findex.tpl.

(b) The Contracting Officer Technical Representative is hereby designated as the official who is responsible for monitoring contractor compliance with the Privacy Act.

(c) The Contractor shall follow the Privacy Act guidance as contained in the Privacy Act system notice provided in individual task orders, as applicable.

(End of Clause)

H. 7 System of Records (SOR) Notice

Contractors shall abide by all requirements of the Privacy Act of 1974. Pursuant to those requirements, the contractor shall work with the OPDIV system owner or designee and the OPDIV Privacy Act Officer to publish a System of Record (SOR) notice in the Federal Register when a new System of Records is to be created and will publish an updated (SOR) notice following a “major change” as defined by Office of Management and Budget Memorandum 03-22 or subsequent replacement guidance.

(End of Provision)

H. 8 Privacy Impact Assessment (PIA)

Contractors shall conduct and maintain an initial Privacy Impact Assessment (PIA) as defined by Section 208 of the E-Government Act of 2002. Periodic reviews shall be conducted by the system owner, with assistance from the contractor, to determine if a major change to the system has occurred, and if a PIA update is needed.

(End of provision)

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 28

H. 9 Non-Disclosure Agreement for Contractor and Contractor Employees (May 2009)

The Contractor shall prepare and submit a Designated Agent Agreement to the Contracting Officer and COTR prior to accessing confidential information. Instructions are provided in Attachment “Affidavit of Non-Disclosure” (see Section J - J.12).

I. Procurement-Sensitive Information

Contractor further agrees that it will not cause or encourage any employee to disclose, publish, divulge, release, or make known in any manner or to any extent, to any individual, other than an authorized Government employee, any procurement-sensitive information gained while in connection with fulfilling the employee’s responsibilities at the CDC. For purposes of this agreement, procurement-sensitive information includes, but is not limited to, all information in Statements of Work (SOW), Requests for Contract (RFC), and Requests for Proposal (RFP); Responses to RFPs, including questions from potential offerors; non-public information regarding procurements; all documents, conversations, discussions, data, correspondence, electronic mail (e-mail), presentations, or any other written or verbal communications relating to, concerning, or affecting proposed or pending solicitations or awards; procurement data; contract information plans; strategies; source selection information and documentation; offerors’ identities; technical and cost data; the identity of government personal involved in the solicitation; the schedule of key technical and procurement events in the award determination process; and any other information that may provide an unfair competitive advantage to a contractor or potential contractor if improperly disclosed to them, or any of their employees.

Contractor understands and agrees that employee access to any procurement-sensitive information may create a conflict of interest which will preclude contractor from becoming a competitor for any acquisition(s) resulting from this information. Therefore, if an employee participates in any discussions relating to procurement-sensitive information, assists in developing any procurement-sensitive information, or otherwise obtains any procurement-sensitive information during the course of performing duties at the CDC, contractor understands and agrees that contractor are be excluded from competing for any acquisition(s) resulting from this information.

II. Identification of Non-Government Employees

Contractor understands that its employees are not agents of the Government. Therefore, unless otherwise directed in writing by the CDC, contractor agrees to assist and monitor employee compliance with the following identification procedures:

A.	At the beginning of interactions with CDC employees, employees of other governmental entities, members of the public, or the media (when such communication or interaction relates to the contractor’s work with the CDC), contractors’ employees will .identify themselves as an employee of a contractor.
B.	Contractors’ employees will include the following disclosures in all written communications, including outgoing electronic mail (e-mail) messages, in connection with contractual duties to the CDC:

Employee’s name

Name of contractor

Center or office affiliation

Centers for Disease Control and Prevention

C.	At the beginning of telephone conversations or conference calls, contractors’ employees will identify themselves as an employee of a contractor.
D.	Contractors should not wear any CDC logo on clothing, except for a CDC issued security badge while carrying out work for CDC or on CDC premises. The only other exception is when a CDC management official has granted permission to use the CDC logo.
E.	Contractors’ employees will program CDC voice mail message to identify themselves as an employee of a contractor.

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 29

I understand that federal laws including, 18 U.S.C. 641 and 18 U.S.C. 2071, provide criminal penalties for, among other things, unlawfully removing, destroying or converting to personal use, or use of another, any public records. Contractor acknowledges that contractor has read and fully understands this agreement.

Name of contractor: ________________________

Signature of Authorized Representative of

Contractor: _______________________

Date: ___________________

Copies retained by: contracting official and contractor

Exhibit I

Centers for Disease and Prevention (CDC)

Contractors’ Employee Non-Disclosure Agreement

I. Procurement-Sensitive Information

I agrees that unless I have prior written permission from the CDC, I will not disclose, publish, divulge, release, or make known in any manner or to any extent, to any individual other than an authorized Government employee, any procurement-sensitive information gained in connection with the performance of my responsibilities to the CDC. I specifically agree not to disclose any non-public, procurement-sensitive information to employees of my company or any other organization unless so authorized in writing by the CDC. For purposes of this agreement, procurement- sensitive information includes, but is not limited to, all information in Statements of Work (SOW), Requests for Contract (RFC), and Requests for Proposal (RFP); Responses to RFPs, including questions from potential offerors; non-public information regarding procurements; all documents, conversations, discussions, data, correspondence, electronic mail (e-mail), presentations, or any other written or verbal communications relating to, concerning, or affecting proposed or pending solicitations or awards; procurement data; contract information plans; strategies; source selection information and documentation; offerors’ identities; technical and cost data; the identity of government personal involved in the acquisition; the schedule of key technical and procurement events in the award determination process; and any other information that may provide an unfair competitive advantage to a contractor or potential contractor if improperly disclosed to them, or any of their employees.

Contractor understand and agrees that my access to any procurement-sensitive information may create a conflict of interest which will preclude me, my current employer, or a future employer from becoming a competitor for any resulting government acquisition derived from this information. Therefore, if I participate in any discussions relating to procurement-sensitive information, assist in developing any procurement-sensitive information, or otherwise obtain any procurement-sensitive information during the course of performing my duties at the CDC, I understand and agree that I, my current employer, and any future employer(s) are excluded from competing for any resulting acquisitions.

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 30

II. Special Non-Disclosure Clause for Contractors with Access to CDC Grants Management and Procurement-Related Information Technology Systems

In addition to complying with the non-disclosure requirements and safeguards stated above, I understand that my authorization to use CDC’s grants management and procurement systems is strictly limited to the access and functions necessary for the performance of my responsibilities to the CDC and which have been approved in advance by the CDC. I understand that I am not authorized to enter procurement requests for any requirements pertaining to contracts or subcontracts held by me or my employer.

III. Identification as a Non-Government Employee

I understand that as an employee of a government contractor, I represent an independent organization and I am not an agent of the Government. Therefore, I agree that unless I have prior written authorization from the CDC, I will, at the beginning of interactions with CDC employees, employees of other governmental entities, members of the public, or the media (when such communication or interaction relates to the contractor’s work with the CDC), identify myself as an employee of a contractor. I further agree to use the following identification procedures in connection with my work at the CDC:

A. I will include the following disclosures in all written communications, including outgoing electronic mail (e-mail) messages:

Employee’s name

Name of contractor

Center or office Affiliation

Centers for Disease Control and Prevention

B. I will identify myself as an employee of a contractor at the beginning of telephone conversations or conference calls;

C. I will not wear any CDC logo on clothing, except for a CDC issued security badge while carrying out work for CDC or on CDC premises; the only other exception is when a CDC management official has granted permission to use the CDC logo.

D. I will program my CDC voice mail message to identify myself as a contractors’ employee.

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 31

I understand that federal laws including, 18 U.S.C. 641 and 18 U.S.C. 2071, provide criminal penalties for, among other things, unlawfully removing, destroying or converting to personal use, or use of another, any public records. I acknowledge that I have read and fully understand this agreement.

Name of contractor: _______________

Name of Employee: _______________

Signature of Employee:

Date: ________________

Copies retained by: contracting official, contractor, and Employee

(End of Clause)

H. 10 Health Insurance Portability & Accountability Act of 1996 (Sep 2008)

Pursuant to the Standards for Privacy of Individually Identifiable Health Information promulgated under the Health Insurance Portability and Accountability Act (HIPAA) (45 CFR Parts 160 and 164), covered entities may disclose protected health information to public health authorities “...authorized by law to collect or receive such information for the purpose of preventing or controlling disease, injury, or disability, including, but not limited to, the reporting of disease, injury, vital events such as birth or death, and the conduct of public health surveillance, public health investigations, and public health interventions...” The definition of a public health authority includes “...a person or entity acting under a grant of authority from or contract with such public agency...” The [Insert: Partner name] is acting under contract with the CDC [or: ATSDR] to carry out [Insert: Name of project/activity] which is authorized by [Insert: statutory authority from Public Health Service Act, Comprehensive Environmental Response, Compensation, and Liability Act, OR other legislation] and therefore may be considered a public health authority under the Privacy Rule for purposes of this project. Further, CDC [or: ATSDR] consider this to be [Insert: type of public health activity, i.e., disease/injury reporting, vital events, surveillance, investigations, intervention, registry] for which disclosure of protected health information by covered entities is authorized by section 164.512(b) of the Privacy Rule (45 CFR 164,512(b)).

(End of Clause)

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 32

H. 11 Information Security Plan (Jun 2003)

The contractor shall prepare and maintain an information security plan, which promotes information protection and systems security appropriate to the environment in which it will be executed. This plan should address confidentiality and privacy, integrity and backup of data and systems, access, continuity of operations, and all other relevant considerations. The contractor is responsible for ensuring that the project complies with relevant federal and other jurisdictional regulations. Before developing the security plan, the contractor should review the considerations included in Office of Management and Budget Circular A-130, Appendix III), and Federal Information Systems Management Act (FISMA) of 2002 (P. L. 107-347), as well as other federal regulations, guidance, and information security standards (see Attachments 15 & 16 - Section J).

The initial draft and all subsequent versions of the information security plan must be prepared and submitted by the contractor to the CDC Contracting Officer and to the CDC COTR, in Microsoft Word compatible format. The contractor shall be responsible for ensuring that the security plan is acceptable to the CDC COTR, as well as any subsequent federal reviewers (e.g., Center and/or CDC information security officers, HHS officials, OMB officials, etc.). All federal reviewers’ comments shall be conveyed to the contractor by the COTR and/or the Contracting Officer.

The COTR and the Contracting Officer will review the draft security plan and any subsequent versions and submit recommendations/comments to the contractor within 14 working days after receipt. The contractor shall incorporate the COTR’s recommendations and submit paper and electronic copies of the security plan to the Contracting Officer and to the COTR within five working days after receipt of the COTR’s comments.

In addition to developing and maintaining a security plan as described above, the contractor shall be responsible for continuously assessing and assuring information security for the project and for updating the security plan as needed throughout the duration of the contract.

(End of Clause)

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 33

H. 12 Data Collection Approval (May 1998)

SLAITS-related work under this contract is subject to the Paperwork Reduction Act, requiring the Assistant Secretary for Management and Budget (ASMB) and the Office of Management and Budget (OMB) to approve the action. The Contractor is not authorized to expend any funds or take any action whatsoever in soliciting data from any of the public respondents until the Contracting Officer has notified the Contractor that ASMB and OMB final approval has been obtained. The Contractor shall provide the Contracting Officer’s Technical Representative (COTR) with all information necessary to obtain final clearance.

(End of Clause)

H. 13 Identification of Data

The Contractor shall identify the technical data delivered to the Government as required by this contract with the number of the contract and the name and address of the Contractor and subcontractor, should that be the case, who generated the data.

(End of Clause)

H. 14 Data Subject to Confidentiality Requirements

The type(s) of data subject to the clause at 352.224-70, Confidentiality of Information, which has been incorporated by reference in Section I, are as follows: All data to which the Contractor’s employees and/or subcontractors and their employees have access as a result of performance of this contract, which is classified as being of either moderate or high sensitivity.

(End of Clause)

H. 15 Non-Personal Services

(a) As stated in the Office of Federal Procurement Policy Letter 92-1, dated September 23, 1992, Inherently Governmental Functions, no personal services shall be performed under this contract. No Contractor employee will be directly supervised by the Government. All individual employee assignments, and daily work direction, shall be given by the applicable employee supervisor. If the Contractor believes any Government action or communication has been given that would create a personal services relationship between the Government and any Contractor employee, the Contractor shall promptly notify the Contracting Officer of this communication or action.

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 34

(b) The Contractor shall not perform any inherently governmental actions under this contract. No Contractor employee shall hold him or herself out to be a Government employee, agent, or representative. No Contractor employee shall state orally or in writing at any time that he or she is acting on behalf of the Government. In all communications with third parties in connection with this contract, Contractor employees shall identify themselves as Contractor employees and specify the name of the company for which they work. In all communications with other Government contractors in connection with this contract, the Contractor employee shall state that they have no authority to in any way change the contract and that if the other contractor believes this communication to be a direction to change their contract, they should notify the Contracting Officer for that contract and not carry out the direction until a clarification has been issued by the Contracting Officer.

(c) The Contractor shall insure that all of its employees and subcontractor employees working on this contract are informed of the substance of this clause. Nothing in this clause shall limit the Government’s rights in any way under any other provision of the contract, including those related to the Government’s right to inspect and accept the services to be performed under this contract. The substance of this clause shall be included in all subcontracts at any tier.

(End of Clause)

H. 16 Online Representations and Certification Application (ORCA) (Dec 2005)

(a) All Contractors are required to complete electronic annual representations and certifications at http://orca.bpn.gov in conjunction with registration in the Central Contractor Registration (CCR) database per FAR 4.1102 and FAR 4.1201. Certifications in ORCA are required prior to the submission of contract proposals.

(b) Contractors shall update the representations and certifications submitted to ORCA as necessary, but at least annually, to ensure they are kept current, accurate, and complete. All Contractors with current contracts shall notify the Contracting Officer in writing when changes are made to ORCA. The representations and certifications are effective until one year from date of submission or update to ORCA.

(End of Clause)

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 35

H. 17 Dissemination, Publication & Distribution of Information

Any data given to the Contractor by the Government or data obtained by Contractor on behalf of the Government shall be used only for the performance of the contract unless the Contracting Officer specifically permits another use, in writing. Should the Contracting Officer permit the Contractor the use of Government-supplied data for a purpose other than solely for performance of this contract and, if such use could result in a commercially viable product, the Contracting Officer and the Contractor must negotiate a financial benefit to the Government. This benefit should most often be in the form of a reduction in the price of the contract; however, the Contracting Officer may negotiate any other benefits he/she determines is adequate compensation for the use of these data.

Upon the request of the Contracting Officer, or the expiration date of this contract, whichever shall come first, the Contractor shall return or destroy all data given to the Contractor by the Government. However, the Contracting Officer may direct that the data be retained by the Contractor for a specific period of time, which period shall be subject to agreement by the Contractor. Whether the data are to be returned, retained, or destroyed shall be the decision of the Contracting Officer with the exception that the Contractor may refuse to retain the data. The Contractor shall retain no data, copies of data, or parts thereof, in any form, when the Contracting Officer directs that the data be returned or destroyed. If the data are to be destroyed, the Contractor shall directly furnish evidence of such destruction in a form the Contracting Officer shall determine is adequate.

(End of Provision)

H. 18 Supervision of Employees

The Contractors employees shall remain under the Contractor’s direct supervision at all times. Although the Government will coordinate directions within the scope of the contract, detailed instructions for the Contractor’s employees and supervision shall remain the responsibility of the Contractor.

The Contractor aggrees that this is a non-personal services contract; that for all the purposes of the contract, the Contractor is not, nor shall he hold himself out to be an agent or partner of, or joint venture with, the Government; and that he shall neither supervise nor accept supervision from Government employees.

(End of Provision)

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 36

H. 19 Privacy Documentation

Contractors shall be responsible for preparing and maintaining current all documentation directly and indirectly relating to its program(s) designed to ensure the confidentiality, integrity, and availability of Federal Information and Federal Information System and its assets that enable its possession or control.

(End of Provision)

H. 20 Performance-Based Services Contracting (PBSC)

Performance-based contracting techniques will be applied to task orders issued under this contract to the maximum extent practicable. For information about PBSC, refer to the Federal Acquisition Community’s Acquisition Central site at http://acquisition.gov/comp/seven steps/index.html.

PBSC TOs must include at a minimum:

(a) Performance requirements that define the work in measurable, mission-related terms;

(b) Performance standards (i.e., quality, quantity, timeliness) tied to the performance requirements;

(c) A Government Quality Assurance Surveillance Plan (QASP) or other suitable plan that describes how the Contractor’s performance will be measured against the performance standards or service level agreements (SLAs); and

(d) If the acquisition is either critical to agency mission accomplishment or requires relatively large expenditures of funds, positive and negative incentives tied to the performance standards/SLAs.

(End of Provision)

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 37

H. 21 Key Personnel

The Contractor shall designate specific senior level professional, technical and managerial personnel as key personnel who are essential to the successful performance of work under awarded Task Orders. Key personnel shall be identified in task order proposals and shall be available for full-time assignment as necessary to efficiently manage and perform the work of the contract and shall be available on the effective date of task order award.

(End of Provision)

H. 22 Contractor Substitution of Key Personnel

Following Task Order award, and throughout the life of the Task Order, the Contractor shall permit no substitution of key personnel without the written consent of the Contracting Officer, unless such substitutions are necessitated by an individual’s sudden illness, death or termination of employment. In the event that substitution of personnel is desired, the Contractor shall notify the Contracting Officer in writing at least thirty (30) calendar days before any key personnel substitution is made, if possible. The Contractor shall submit a justification in sufficient detail to permit evaluation of the impact on the contract or TO performance, with the resume of the proposed replacement personnel. The Contractor shall obtain the Contracting Officer’s written approval prior to any changes in the contract participation of the personnel named as key personnel. Proposed substitute personnel shall have experience and education at least substantially equal to those of the personnel being replaced. Requests for substitutions shall provide a detailed explanation of the circumstances necessitating such changes, a resume for each proposed substitute, and any other information as requested by the Contracting Officer. The Contracting Officer will evaluate such requests and promptly notify the Contractor of approval or disapproval thereof.

(End of provision)

H. 23 CDC0-H031 Representations and Certifications

The Representations, Certifications and Other Statements of Offerors submitted by             dated             are hereby incorporated by reference, with the same force and effect as if they were given in full text. The on-line Representations and Certifications is located at https://orca.bpn.gov/.

(End of Clause)

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 38

H. 24 CDC0-H053 Health Information Technology (April 2009)

Note: Use this clause only with healthcare solicitations

Executive Order 13410: Promoting Quality and Efficient Health Care in Federal Government Administered or Sponsored Health Care Programs promotes efficient delivery of quality health care through the use of health information technology, transparency regarding health care quality and price, and incentives to promote the widespread adoption of health information technology and quality of care. To support this mission, the awardee shall, at a minimum, implement the following clauses(s)/condition(s) and, in doing so, the actions and steps taken to implement the clause(s)/condition(s) shall not impose additional costs onto the Federal Government.

Interoperability of Health IT Systems

●	Use recognized health information interoperability standards at the time of the system update, acquisition, or implementation, in all relevant information technology systems supported, in whole or in part, through this agreement/contract.

●	Use the Centers for Disease Control’s (CDC) Public Health Information Network (PHIN), such as requirements, standards, specifications, and promising practices, in the research and implementation of efficient, effective, and interoperable public health information systems, to facilitate interoperability with public health organizations and networks. More information about PHIN can be found at www.cdc.gov/phin.

●	Where offerors/awardees support or participate in health information [or data] exchange with disparate entities, offerors/awardees must have an architecture that is compatible with the architecture of the Nationwide Health Information Network (www.hhs.gov/healthit/healthnetwork/back ground).

Adoption/Incentives

●	Use health IT products, such as electronic health records, personalized health records, and the network components through which they operate and share information, certified by the Certification Commission for Healthcare Information Technology (CCHIT) or other recognized certification board, to ensure a minimum level of interoperability or compatibility of health IT products.

●	Use services available at HHS’ Agency for Healthcare Research and Quality (AHRQ) National Resource Center for Health Information Technology (NRC) at www.healthit.ahrq.gov. The NRC provides technical assistance, identifies challenges to health IT adoption and use, and identifies solutions and best practices that have the potential to transform clinical practice through the best and most effective use of IT.

●	Partner with other health care plans, local quality improvement organizations, and/or local medical societies to promote the adoption of certified electronic health records in physician office settings.

●	Partner with other health care plans and/or local hospital associations to promote the adoption of certified electronic health records in the hospital setting.

●	Offer products which provide incentives to consumers to access and use price and quality information.

●	Offer pay-for-performance programs that reward use of certified electronic health record systems.

Transparency of Quality Measurements

●	Report and publish consensus-based quality measures using standardized methodologies.

●	Contribute to all-payer claims data sets, where applicable.

●	Partner with providers, employers, and consumers to determine the manner in which quality metrics will be made available to the public in local or regional areas.

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 39

Transparency of Pricing Information

●	Report and publish average reimbursement rates for specific procedures and provider services relative to rates published by Medicare.

●	Report and publish actual reimbursement rates for specific providers and procedures.

(End of Clause)

H. 25 HHSAR 352.239-70 Standard for Security Configurations (Jan 2010)

(a) The Contractor shall configure its computers that contain HHS data with the applicable Federal Desktop Core Configuration (FDCC) (see http://nvd.nist.gov/fdcc/index.cfm) and ensure that its computers have and maintain the latest operating system patch level and anti-virus software level.

Note: FDCC is applicable to all computing systems using Windows XP™ and Windows Vista™, including desktops and laptops—regardless of function—but not including servers.

(b) The Contractor shall apply approved security configurations to information technology (IT) that is used to process information on behalf of HHS. The following security configuration requirements apply:

Approved security configurations are identified in NIST checklists (http://web.nvd.nist.gov/view/ncp/repository) or contained in a DoD DISA security technical implementation guide or security checklist http://iase.disa.mil/stigs/index.html. If CDC specific security configuration requirements are later determined to apply, they will be provided subsequent to contract award and incorporated by contract modification.

Note: The Contracting Officer shall specify applicable security configuration requirements in solicitations and contracts based on information provided by the Project Officer, who shall consult with the OPDIV/STAFFDIV Chief Information Security Officer.

(c) The Contractor shall ensure IT applications operated on behalf of HHS are fully functional and operate correctly on systems configured in accordance with the above configuration requirements. The Contractor shall use Security Content Automation Protocol (SCAP)-validated tools with FDCC Scanner capability to ensure its products operate correctly with FDCC configurations and do not alter FDCC settings—see http://nvd.nist.gov/validation.cfm. The Contractor shall test applicable product versions with all relevant and current updates and patches installed. The Contractor shall ensure currently supported versions of information technology products meet the latest FDCC major version and subsequent major versions.

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 40

(d) The Contractor shall ensure IT applications designed for end users run in the standard user context without requiring elevated administrative privileges.

(e) The Contractor shall ensure hardware and software installation, operation, maintenance, update, and patching will not alter the configuration settings or requirements specified above.

(f) The Contractor shall (1) include Federal Information Processing Standard (FIPS) 201-compliant (see http://csrc.nist.gov/publications/fips/fips201-1/FIPS-201-1- chngl.pdf), Homeland Security Presidential Directive 12 (HSPD-12) card readers with the purchase of servers, desktops, and laptops; and (2) comply with FAR Subpart 4.13, Personal Identity Verification.

(g) The Contractor shall ensure that its subcontractors (at all tiers) which perform work under this contract comply with the requirements contained in this clause.

(End of Clause)

H. 26 HHSAR 352.239-71 Standard for Encryption Language (Jan 2010)

(a) The Contractor shall use Federal Information Processing Standard (FIPS) 140-2-compliant encryption (Security Requirements for Cryptographic Module, as amended) to protect all instances of HHS sensitive information during storage and transmission. (Note: The Government has determined that HHS information under this contract is considered ’’sensitive’’ in accordance with FIPS 199, Standards for Security Categorization of Federal Information and Information Systems, dated February 2004.)

(b) The Contractor shall verify that the selected encryption product has been validated under the Cryptographic Module Validation Program (see http://csrc.nist.gov/cryptval/) to confirm compliance with FIPS 140-2 (as amended). The Contractor shall provide a written copy of the validation documentation to the Contracting Officer and the Contracting Officer’s Technical Representative.

(c) The Contractor shall use the Key Management Key (see FIPS 201, Chapter 4, as amended) on the HHS personal identification verification (PIV) card; or alternatively, the Contractor shall establish and use a key recovery mechanism to ensure the ability for authorized personnel to decrypt and recover all encrypted information (see http://csrc.nist.gov/drivers/documents/ombencryption- guidance.pdf). The Contractor shall notify the Contracting Officer and the Contracting Officer’s Technical Representative of personnel authorized to decrypt and recover all encrypted information.

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 41

(d) The Contractor shall securely generate and manage encryption keys to prevent unauthorized decryption of information in accordance with FIPS 140-2 (as amended).

(e) The Contractor shall ensure that this standard is incorporated into the Contractor’s property management/control system or establish a separate procedure to account for all laptop computers, desktop computers, and other mobile devices and portable media that store or process sensitive HHS information.

(f) The Contractor shall ensure that its subcontractors (at all tiers) which perform work under this contract comply with the requirements contained in this clause.

(End of Clause)

H. 27 HHSAR 352.239-72 Security Requirements for Federal

Information Technology Resources (Jan 2010)

(a) Applicability. This clause applies whether the entire contract or order (hereafter ’‘contract”), or portion thereof, includes information technology resources or services in which the Contractor has physical or logical (electronic) access to, or operates a Department of Health and Human Services (HHS) system containing, information that directly supports HHS’ mission. The term “information technology (IT)’’, as used in this clause, includes computers, ancillary equipment (including imaging peripherals, input, output, and storage devices necessary for security and surveillance), peripheral equipment designed to be controlled by the central processing unit of a computer, software, firmware and similar procedures, services (including support services) and related resources. This clause does not apply to national security systems as defined in FISMA.

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 42

(b) Contractor responsibilities. The Contractor is responsible for the following:

(1) Protecting Federal information and Federal information systems in order to ensure their—

(i) Integrity, which means guarding against improper information modification or destruction, and includes ensuring information non-repudiation and authenticity;

(ii) Confidentiality, which means preserving authorized restrictions on access and disclosure, including means for protecting personal privacy and proprietary information; and.

(iii) Availability, which means ensuring timely and reliable access to and use of information.

(2) Providing security of any Contractor systems, and information contained therein, connected to an HHS network or operated by the Contractor, regardless of location, on behalf of HHS.

(3) Adopting, and implementing, at a minimum, the policies, procedures, controls, and standards of the HHS Information Security Program to ensure the integrity, confidentiality, and availability of Federal information and Federal information systems for which the Contractor is responsible under this contract or to which it may otherwise have access under this contract. The HHS Information Security Program is outlined in the HHS Information Security Program Policy, which is available on the HHS Office of the Chief Information Officer’s (OCIO) Web site.

(c) Contractor security deliverables. In accordance with the timeframes specified, the Contractor shall prepare and submit the following security documents to the Contracting Officer for review, comment, and acceptance:

(1) IT Security Plan (IT-SP) — due within 30 days after contract award. The IT-SP shall be consistent with, and further detail the approach to, IT security contained in the Contractor’s bid or proposal that resulted in the award of this contract. The IT-SP shall describe the processes and procedures that the Contractor will follow to ensure appropriate security of IT resources that are developed, processed, or used under this contract. If the IT-SP only applies to a portion of the contract, the Contractor shall specify those parts of the contract to which the IT-SP applies.

(i) The Contractor’s IT-SP shall comply with applicable Federal laws that include, but are not limited to, the Federal Information Security Management Act (FISMA) of 2002 (Title III of the E-Government Act of 2002, Public Law 107-347), and the following Federal and HHS policies and procedures:

(A) Office of Management and Budget (OMB) Circular A-130, Management of Federal Information Resources, Appendix III, Security of Federal Automated Information Resources.

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 43

(B) National Institute of Standards and Technology (NIST) Special Publication (SP) 800-18, Guide for Developing Security Plans for Federal Information Systems, in form and content, and with any pertinent contract Statement of Work/Performance Work Statement (SOW/PWS) requirements. The IT-SP shall identify and document appropriate IT security controls consistent with the sensitivity of the information and the requirements of Federal Information Processing Standard (FIPS) 200, Recommended Security Controls for Federal Information Systems. The Contractor shall review and update the IT-SP in accordance with NIST SP 800-26, Security Self-Assessment Guide for Information Technology Systems and FIPS 200, on an annual basis.

(C) HHS-OCIO Information Systems Security and Privacy Policy.

(ii) After resolution of any comments provided by the Government on the draft IT-SP, the Contracting Officer shall accept the IT-SP and incorporate the Contractor’s final version into the contract for Contractor implementation and maintenance. On an annual basis, the Contractor shall provide to the Contracting Officer verification that the IT-SP remains valid.

(2) IT Risk Assessment (IT-RA) — due within 30 days after contract award. The IT-RA shall be consistent, in form and content, with NIST SP 800-30, Risk Management Guide for Information Technology Systems, and any additions or augmentations described in the HHS-OCIO Information Systems Security and Privacy Policy. After resolution of any comments provided by the Government on the draft IT-RA, the Contracting Officer shall accept the IT-RA and incorporate the Contractor’s final version into the contract for Contractor implementation and maintenance. The Contractor shall update the IT-RA on an annual basis.

(3) FIPS 199 Standards for Security Categorization of Federal Information and Information Systems Assessment (FIPS 199 Assessment) — due within 30 days after contract award.

The FIPS 199 Assessment shall be consistent with the cited NIST standard. After resolution of any comments by the Government on the draft FIPS 199 Assessment, the Contracting Officer shall accept the FIPS 199 Assessment and incorporate the Contractor’s final version into the contract.

(4) IT Security Certification and Accreditation (IT-SC&A) — due within 3 months after contract award. The Contractor shall submit written proof to the Contracting Officer that an IT-SC&A was performed for applicable information systems- -see paragraph (a) of this clause. The Contractor shall perform the IT-SC&A in accordance with the HHS Chief Information Security Officer’s Certification and Accreditation Checklist; NIST SP 800-37, Guide for the Security Certification and Accreditation of Federal Information Systems; and NIST SP 800-53, Recommended Security Controls for Federal Information Systems. An authorized senior management official shall sign the draft IT-SC&A and provide it to the Contracting Officer for review, comment, and acceptance.

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 44

(i) After resolution of any comments provided by the Government on the draft IT-SC&A, the Contracting Officer shall accept the IT-SC&A and incorporate the Contractor’s final version into the contract as a compliance requirement.

(ii) The Contractor shall also perform an annual security control assessment and provide to the Contracting Officer verification that the IT-SC&A remains valid. Evidence of a valid system accreditation includes written results of:

(A) Annual testing of the system contingency plan; and

(B) The performance of security control testing and evaluation.

(d) Personal identity verification. The Contractor shall identify its employees with access to systems operated by the Contractor for HHS or connected to HHS systems and networks. The Contracting Officer’s Technical Representative (COTR) shall identify, for those identified employees, position sensitivity levels that are commensurate with the responsibilities and risks associated with their assigned positions. The Contractor shall comply with the HSPD-12 requirements contained in “HHS-Controlled Facilities and Information Systems Security” requirements specified in the SOW/PWS of this contract.

(e) Contractor and subcontractor employee training. The Contractor shall ensure that its employees, and those of its subcontractors, performing under this contract complete HHS- furnished initial and refresher security and privacy education and awareness training before being granted access to systems operated by the Contractor on behalf of HHS or access to HHS systems and networks. The Contractor shall provide documentation to the COTR evidencing that Contractor employees have completed the required training.

(f) Government access for IT inspection. The Contractor shall afford the Government access to the Contractor’s and subcontractors’ facilities, installations, operations, documentation, databases, and personnel used in performance of this contract to the extent required to carry out a program of IT inspection (to include vulnerability testing), investigation, and audit to safeguard against threats and hazards to the integrity, confidentiality, and availability, of HHS data or to the protection of information systems operated on behalf of HHS.

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 45

(g) Subcontracts. The Contractor shall incorporate the substance of this clause in all subcontracts that require protection of Federal information and Federal information systems as described in paragraph (a) of this clause, including those subcontracts that—

(1) Have physical or electronic access to HHS’ computer systems, networks, or IT infrastructure; or

(2) Use information systems to generate, store, process, or exchange data with HHS or on behalf of HHS, regardless of whether the data resides on a HHS or the Contractor’s information system.

(h) Contractor employment notice. The Contractor shall immediately notify the Contracting Officer when an employee either begins or terminates employment (or is no longer assigned to the HHS project under this contract), if that employee has, or had, access to HHS information systems or data.

(i) Document information. The Contractor shall contact the Contracting Officer for any documents, information, or forms necessary to comply with the requirements of this clause.

(j) Contractor responsibilities upon physical completion of the contract. The Contractor shall return all HHS information and IT resources provided to the Contractor during contract performance and certify that all HHS information has been purged from Contractor-owned systems used in contract performance.

(k) Failure to comply. Failure on the part of the Contractor or its subcontractors to comply with the terms of this clause shall be grounds for the Contracting Officer to terminate this contract.

(End of Clause)

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 46

Section I - Contract Clauses
Section I-1 - Clauses Incorporated By Reference

I. 1 52.252-2 Clauses Incorporated by Reference (Feb 1998)

This contract incorporates one or more clauses by reference, with the same force and effect as if they were given in full text.

Upon request, the Contracting Officer will make their full text available. Also, the full text of a clause may be accessed electronically at this/these address(es):

http://www.acqnet.gov

http://farsite.hill.af.mil/

(End of Clause)

FAR SOURCE	TITLE AND DATE

52.202-1	Definitions (Jul 2004)
52.203-3	Gratuities (Apr 1984)
52.203-5	Covenant against Contingent Fees (Apr 1984)
52.203-6	Restrictions on Subcontractor Sales to the Government (Sep 2006)
52.203-7	Anti-Kickback Procedures (Oct 2010)
52.203-8	Cancellation, Rescission, and Recovery of Funds for Illegal or Improper Activity (Jan 1997)
52.203-10	Price or Fee Adjustment for Illegal or Improper Activity (Jan 1997)
52.203-12	Limitation on Payments to Influence Certain Federal Transactions (Sep 2007)
52.203-13	Contractor Code of Business Ethics and Conduct (Dec 2008)
52.204-4	Printed or Copied Double-Sided on Recycled Paper (Aug 2000)
52.204-10	Reporting Subcontract Awards (Sep 2007)
52.209-6	Protecting the Government’s Interest When Subcontracting with Contractors Debarred, Suspended, or Proposed for Debarment (Sep 2006)
52.204-7	Central Contractor Registration (Apr 2008)

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 47

52.204-9	Personal Identity Verification of Contractor Personnel (Jan 2011)
52.204-10	Reporting Subcontract Awards (Sep 2007)
52.209-2	Prohibition on Contracting with Inverted Domestic Corporations - Representation (May 2011)
52.209-6	Protecting the Government’s Interest When Subcontracting with Contractors Debarred, Suspended, or Proposed for Debarment (Sep 2006)
52.215-2	Audit and Records - Negotiation - Alternate II (Apr 1998)
Alternate II
52.215-8	Order of Precedence - Uniform Contract Format (Oct 1997)
52.215-11	Price Reduction for Defective Certified Cost or Pricing Data - Modifications (Aug 2011)
52.215-13	Subcontractor Certified Cost or Pricing Data - Modifications (Oct 2010)
52.215-17	Waiver of Facilities Capital Cost of Money (Oct 1997)
52.215-19	Notification of Ownership Changes
52.215-21	Requirements for Certified Cost or Pricing Data or Information Other Than Certified Cost or Pricing Data - Modifications (Oct 2010)
52.216-7	Allowable Cost and Payment
52.216-8	Fixed Fee
52.219- 9	Small Business Subcontracting Plan - Alternate II (Oct 2001)
Alternate II
52.219-16	Liquidated Damages - Subcontracting Plan (Jan 1999)
52.219-25	Small Disadvantaged Business Participation Program—Disadvantaged Status and Reporting (Dec 2010)
52.222-1	Notice to the Government of Labor Disputes (Feb 1997)
52.222-3	Convict Labor (Jun 2003)
52.222-21	Prohibition of Segregated Facilities (Feb 1999)
52.222-22	Previous Contracts and Compliance Reports
52.222-26	Equal Opportunity (Mar 2007)
52.222-35	Equal Opportunity for Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans (Sep 2006)

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 48

52.222-36	Affirmative Action for Workers With Disabilities (Jun 1998)
52.222-37	Employment Reports on Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans (Sep 2006)
52.222-4	Contract Work Hours and Safety Standards Act - Overtime Compensation (Jul 2005)
52.222-50	Combating Trafficking in Persons (Feb 2009)
52.222-54	Employment Eligibility Verification (Jan 2009)
52.223-5	Pollution Prevention and Right-to-Know Information (May 2011)
52.223-6	Drug-Free Workplace
52.223-10	Waste Reduction Program (May 2011)
52.223-12	Refrigeration Equipment and Air Conditioners (May 1995)
52.224-1	Privacy Act Notification (Apr 1984)
52.224-2	Privacy Act (Apr 1984)
52.225-13	Restrictions on Certain Foreign Purchases (Jun 2008)
52.226-1	Utilization of Indian Organizations and Indian- Owned Economic Enterprises (Jun 2000)
52.226-4	Notice of Disaster or Emergency Area set-Aside (Aug 2006)
52.226-5	Restrictions on Subcontracting Outside Disaster or Emergency Area (Nov 2007)
52.227-1	Authorization and Consent (Jul 1995)
52.227-2	Notice and Assistance Regarding Patent and Copyright Infringement (Aug 1996)
52.227-3	Patent Indemnity (Apr 1984)
52.229-3	Federal, State, and Local Taxes (Apr 2003)
52.230-2	Cost Accounting Standards (Oct 2010)
52.230-3	Disclosure and Consistency of Cost Accounting Practices
52,232-1	Payments (Apr 1984)
52.232-7	Payments under Time-and-Materials and Labor-Hour Contracts (Feb 2007)
52.232-7	Payments under Time-and-Materials and Labor-Hour
Alternate I	Contracts - Alternate I (Feb 2007)

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 49

52.232- 8	Discounts for Prompt Payment (Aug 2005)
52.232- 9	Limitation on Withholding of Payments (Aug 2005)
52.232- 11	Extras (Aug 2005)
52.232- 17	Interest (Oct 2008)
52.232- 18	Availability of Funds (Apr 1984)
52.232- 22	Limitation of Funds
52.232.23	Assignment of Claims
52.232-25	Prompt Payment (Oct 2008)
52.233-1	Disputes (Jul 2002)
52.233-3	Protest after Award (Aug 1996)
52.233-4	Applicable Law for Breach of Contract Claim (Oct 2004)
52.234-4	Earned Value Management System (Jul 2006)
52.237-2	Protection of Government Buildings, Equipment, and Vegetation (Apr 1984)
52.237-3	Continuity of Services (Jan 1991)
52.237-7	Indemnification and Medical Liability Insurance (Jan 1997)
52.239-1	Privacy or Security Safeguards (Aug 1996)
52.242-1	Notice of Intent to Disallow Costs
52.242-13	Bankruptcy (Jul 1995)
52.243-1	Changes - Fixed Price (Aug 1987)
52.243-1	Changes - Fixed Price - Alternate I (Apr 1984)
Alternate I
52.243-3	Changes - Time-and-Materials or Labor-Hours (Sep 2000)
52.243-7	Notification of Changes (Apr 1984)
52.244-2	Subcontracts (Dec 2008)
52.244-5	Competition in Subcontracting (Dec 1996)
52.244-6	Subcontracts for Commercial Items (Aug 2009)
52.245-1	Government Property (Aug 2010)
52.245-9	Use and Charges (Jun 2007)
52.246-25	Warranty of Services (May 2001)
52.246-20	Limitation of Liability - Services (Feb 1997)
52.247-63	Preference for U.S.-Flag Air Carriers (Jun 2003)

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 50

52.247-67	Submission of Transportation Documents for Audit (Feb 2006)
52.247-68	Report of Shipment (REPSHIP) (Feb 2006)
52.248-1	Value Engineering (Oct 2010)
52.249-2	Termination for Convenience of the Government
Alternate I	(Fixed-Price) - Alternate I (Sep 1996)
52.249-6	Termination (Cost-Reimbursement) (May 2004)
Alternate IV
52.249- 8	Default (Fixed-Price Supply and Service) (Apr 1984)
52.249-14	Excusable Delays (Apr 1984)
52.253-1	Computer Generated Forms (Jan 1991)

HHSAR SOURCE	TITLE AND DATE
352.201-70	Paperwork Reduction Act (Jan 2006)
352.202-1	Definitions (Jan 2006)
352.230-70	Anti Lobbying (Jan 2006)
352.204-16	Prevention and Public Health Fund - Reporting Requirements (Mar 2012)
352.216-70	Additional Cost Principals (Jan 2006)
352.222-70	Contractor Cooperation in Equal Employment Opportunity Investigations (Jan 2010)
352.224-70	Privacy Act (Jan 2010)
352.232-9	Withholding of Contract Payments (Jan 2006)
352.231-70	Salary Rate Limitation (Jan 2010)
352.233-71	Litigation and Claims (Jan 2006)
352.239-73	Electronic Information and Technology Accessibility (Jan 2010)
352.242-71	Tobacco-Free Facilities (Jan 2006)
352.242-73	Withholding of Contract Payments (Jan 2006)
352.242-74	Final Decisions on Audit Findings (April 1984)
352.270-1	Accessibility of Meetings, Conferences, and Seminars to Persons with Disabilities (Jan 2001)
352.270-6	Restriction on Use of Human Subjects (Jan 2006)

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 51

Section I-2 - Clauses Incorporated In Full Text

I.2 FAR 52.216-18 Ordering (Oct 1995)

(a) Any supplies and services to be furnished under this contract shall be ordered by issuance of delivery orders or task orders by the individuals or activities designated in the Schedule. Such orders may be issued from date of award through the end of the contract period.

(b) All delivery orders or task orders are subject to the terms and conditions of this contract. In the event of conflict between a delivery order or task order and this contract, the contract shall control.

(c) If mailed, a delivery order or task order is considered “issued” when the Government deposits the order in the mail. Orders may be issued orally, by facsimile, or by electronic commerce methods only if authorized in the Schedule.

(End of Clause)

I.4 FAR 52.216-22 Indefinite Quantity (Oct 1995)

(a) This is an indefinite-quantity contract for the supplies or services specified, and effective for the period stated, in the Schedule. The quantities of supplies and services specified in the Schedule are estimates only and are not purchased by this contract.

(b) Delivery or performance shall be made only as authorized by orders issued in accordance with the Ordering clause. The Contractor shall furnish to the Government, when and if ordered, the supplies or services specified in the Schedule up to and including the quantity designated in the Schedule as the “maximum.” The Government shall order at least the quantity of supplies or services designated in the Schedule as the “minimum.”

(c) Except for any limitations on quantities in the Order Limitations clause or in the Schedule, there is no limit on the number of orders that may be issued. The Government may issue orders requiring delivery to multiple destinations or performance at multiple locations.

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 52

(d) Any order issued during the effective period of this contract and not completed within that period shall be completed by the Contractor within the time specified in the order. The contract shall govern the Contractor’s and Government’s rights and obligations with respect to that order to the same extent as if the order were completed during the contract’s effective period; provided, that the Contractor shall not be required to make any deliveries under this contract after twelve (12) months after the end date of the contract.

(End of Clause)

I.5 FAR 52.217-8 Option to Extend Services (Nov 1999)

The Government may require continued performance of any services within the limits and at the rates specified in the contract. These rates may be adjusted only as a result of revisions to prevailing labor rates provided by the Secretary of Labor. The option provision may be exercised more than once, but the total extension of performance hereunder shall not exceed 6 months. The Contracting Officer may exercise the option by written notice to the Contractor within 10 days.

(End of Clause)

I.6 FAR 52.217-9 Option to Extend the Term of the Contract (Mar 2000)

(a) The Government may extend the term of this contract by written notice to the Contractor within 10 days; provided, that the Government gives the Contractor a preliminary written notice of its intent to extend at least 10 days before the contract expires. The preliminary notice does not commit the Government to an extension.

(b) If the Government exercises this option, the extended contract shall be considered to include this option clause.

(c) The total duration of this contract, including the exercise of any options under this clause, shall not exceed sixty (60) months or five (5) years.

(End of Clause)

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 53

I.7 52.237-3 Continuity of Services (Jan 1991)

(a) The Contractor recognizes that the services under this contract are vital to the Government and must be continued without interruption and that, upon contract expiration, a successor, either the Government or another contractor, may continue them. The Contractor agrees to-

(1) Furnish phase-in training; and

(2) Exercise its best efforts and cooperation to effect an orderly and efficient transition to a successor.

(b) The Contractor shall, upon the Contracting Officer’s written notice, (1) furnish phase-in, phase-out services for up to 90 days after this contract expires and (2) negotiate in good faith a plan with a successor to determine the nature and extent of phase-in, phase-out services required. The plan shall specify a training program and a date for transferring responsibilities for each division of work described in the plan, and shall be subject to the Contracting Officer’s approval. The Contractor shall provide sufficient experienced personnel during the phase- in, phase-out period to ensure that the services called for by this contract are maintained at the required level of proficiency.

(c) The Contractor shall allow as many personnel as practicable to remain on the job to help the successor maintain the continuity and consistency of the services required by this contract. The Contractor also shall disclose necessary personnel records and allow the successor to conduct on-site interviews with these employees. If selected employees are agreeable to the change, the Contractor shall release them at a mutually agreeable date and negotiate transfer of their earned fringe benefits to the successor.

(d) The Contractor shall be reimbursed for all reasonable phase- in, phase-out costs (i.e., costs incurred within the agreed period after contract expiration that result from phase-in, phase-out operations) and a fee (profit) not to exceed a pro rata portion of the fee (profit) under this contract.

(End of clause)

SUBCONTRACT AGREEMENT 8300. PRECISION OPINION. 01	PAGE 54

Exhibit C

SUPPLIER REPRESENTATIONS AND CERTIFICATIONS

(Subcontractor shall attach its government CCR Representations and Certifications here)